EXHIBIT 3.1

EXECUTION COPY

OPERATING AGREEMENT

OF

RHYTHM HOLDING COMPANY, LLC

This OPERATING AGREEMENT of Rhythm Holding Company, LLC (the “Company”) is made and is effective as of this 21st day of March 2013 (as amended, modified, supplemented or restated and in effect from time to time, this “Agreement”), by and among (i) the Company, (ii) the persons listed on Exhibit A attached hereto (the “Initial Series A Members”), (iii) the persons listed on Exhibit B attached hereto (the “Initial Series B Members”), (iv) the persons listed on Exhibit C attached hereto (the “Initial Common Members”) and (v) any persons that become parties to this Agreement at any time and from time to time after the date hereof pursuant to, and in accordance with, the applicable provisions of this Agreement.

WHEREAS, the Initial Series A Members, the Initial Series B Members and the Initial Common Members have agreed to form the Company as a limited liability company pursuant to the Delaware Limited Liability Company Act (the “Delaware Act”), and, in connection therewith, wish to enter into this Agreement to set out fully the parties’ respective rights, obligations and duties with respect to the Company and its business, management and operations; and

WHEREAS, the Company and the Initial Series A Members, the Initial Series B Members and certain of the Initial Common Members are parties to that certain Stock Exchange and Warrant Reclassification Agreement, dated of even date herewith (the “Exchange Agreement”), pursuant to which the Company is issuing to the Initial Series A Members, the Initial Series B Members and certain of the Initial Common Members, Series A Preferred Units, Series B Unites and Common Units (each as defined in Section 1.1 hereof), subject to, and upon, the terms and conditions set forth in the Exchange Agreement.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

§1.1.                     Definitions.  Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

“Additional Units” shall mean all Units issued (or, pursuant to Section 4.9(d) hereof, deemed to be issued) by the Company after the date of this Agreement, other than Exempted Securities.

“Affiliate” shall mean, with respect to a specified Person, any other Person that is controlled by, controls or is under common control with such specified Person, including, without limitation, any general partner, managing member, officer or director of such specified Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such specified Person.  For purposes of this Agreement, “control” shall mean, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

“Agreement” shall have the meaning specified in the preamble hereof.

“Antidilution Units” shall have the meaning specified in Section 4.9(a) hereof.

“Available Cash” shall mean the aggregate amount of cash on hand or in bank, money market or similar accounts of the Company derived from any source that the Board of Managers may determine is available for distribution to the Members after taking into account any amount required or appropriate to maintain a reasonable amount of reserves for the Company to provide for working capital, for capital expenditures, for future maintenance, repair or replacement of the Company’s properties or assets, for debt service, for future investments and for such other purposes as the Board of Managers may deem necessary or advisable.

“Available Proceeds” shall have the meaning specified in Section 15.1(a) hereof.

“Bankruptcy” shall mean, with respect to any Member, whenever (a) such Member shall file a voluntary petition in bankruptcy, (b) such Member is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding, (c) such Member files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (d) such Member shall have a proceeding commenced against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation and such proceeding has not been dismissed within 120 days following its commencement, (e) such Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the nature described in the foregoing clause (d), (f) such Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s properties, (g) a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s properties is appointed without such Member’s consent or acquiescence and such appointment is not vacated or stayed within 90 days of such appointment or, if any stay is granted, is not vacated within 90 days after the expiration of such stay or (h) such Member makes an assignment of all or substantially all of its assets for the benefit of its creditors.

“Board of Managers” shall have the meaning specified in Section 8.1(a) hereof.

“Capital Account” shall have the meaning specified in Section 4.6 hereof.

“Capital Contribution” shall mean, with respect to any Member, the sum of (i) the aggregate amount of money and (ii) the then fair market value of any property (other than money), contributed to the Company with respect to such Member’s interest as a member of the Company, including, without limitation, any shares of Series A Preferred Stock, Series B Preferred Stock and/or Common Stock contributed to the Company pursuant to the Exchange Agreement. The value of any Series A Preferred Stock, Series B Preferred Stock and/or Common Stock contributed to the Company pursuant to the Exchange Agreement shall be inclusive of any accrued and unpaid dividends earned on each share of Series A Preferred Stock, Series B Preferred Stock and Common Stock as of immediately prior to effectiveness of the Exchange Agreement.

“CEO” shall mean the Chief Executive Officer of the Company.

“Certificate” shall mean the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed by or on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement, and a reference to a specific provision of the Code shall include any corresponding provision of any federal tax statute enacted after the date of this Agreement.  Any Code provision shall be applied as it is in effect at the time of the determination being made with reference to such provision.

“Common Members” shall mean, collectively, (i) the Initial Common Members, (ii) each Person who hereafter is admitted as a member of the Company in such Person’s capacity as a holder of Common Units pursuant to, and in accordance with, the applicable provisions of this Agreement,  (iii) each Series A Member whose Series A Preferred Units are automatically converted into Common Units pursuant to Section 4.11 hereof and (iv) each Series B Member whose Series B Preferred Units are automatically converted into Common Units pursuant to Section 4.11 hereof.  The term “Common Member” shall mean any of the Common Members.  Notwithstanding the foregoing, a Person that is a Common Member shall cease to be a Common Member upon the earlier of (x) the effective date of such Person’s Withdrawal and (y) the first date on which such Person ceases to own any Common Units, in which case the terms Common Members and Common Member shall no longer include such Person.  A Person that is both a Common Member, Series A Member and/or a Series B Member and that ceases to be a

Member of any such class or series shall continue to be a Member of such other class or series, as applicable.

“Common Unit” shall mean a Unit that is designated as a Common Unit in accordance with the provisions of Section 4.2(a) hereof.  The term “Common Units” shall mean all of the Common Units collectively.

“Company” shall have the meaning specified in the preamble hereof.

“Company Minimum Gain” shall mean partnership minimum gain (as that term is defined in Treasury Regulations Section 1.704-2(b)(2)) with respect to the Company.

“Compensatory Unit Vesting Agreement” shall mean that certain agreement by and among the Company and any Member whereby such Member receives Common Units of the Company.

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Units, but excluding Options.  For purposes of clarification and except as otherwise provided in Section 4.11  and 4.12 hereof, the Series A Preferred Units and the Series B Preferred Units shall not be, or be deemed or treated as, Convertible Securities for any purpose of this Agreement.

“Conversion Price” shall mean either or both of the Series A Trigger Price or the Series B Trigger Price as the context may require.

“Corporation” shall have the meaning specified in Section 4.12 hereof.

“Covered Person” shall mean (i) any Member, (ii) the Tax Matters Member, (iii) any Affiliate of the Company, (iv) any employee, Manager, officer, consultant, representative, advisor or agent of the Company and (v) any of the Affiliates of any Affiliate, employee, Manager, officer, consultant, representative, advisor or agent referred to in the foregoing clause (iii) or clause (iv).

“Deemed Liquidation Event” shall mean (a) a merger or consolidation in which (i) the Company is a constituent party or (ii) a Subsidiary is a constituent party and the Company issues Units pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a Subsidiary in which (A) the Units outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity interests that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity interests of (1) the surviving or resulting entity or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity (provided that, for the purpose of this definition, all Units issuable upon exercise of Options outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding Units are converted or exchanged) and (B) the surviving or resulting entity (or, if the surviving or resulting entity is a wholly owned subsidiary, its parent) does not have, and has not had within ninety (90) days prior to such merger or consolidation, a class or series of securities (1) registered under Section 12 of the Securities Exchange Act of 1934, as amended, or any comparable foreign statute or (2) listed on any foreign exchange or tradable on any recognized foreign public market; or (b) the sale, lease, transfer, exclusive out-license or other disposition, in a single transaction or series of related transactions, by the Company or any Subsidiary of all or substantially all the assets or intellectual property of the Company and its Subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries if substantially all of the assets or intellectual property of the Company and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive out-license or other disposition is to a wholly owned subsidiary of the Company, provided that, for so long as the Company has more than one Subsidiary, neither (y) the sale solely of one of such Subsidiaries (by merger, consolidation or otherwise), nor (z) the sale, lease, transfer, exclusive out-license or other disposition of all or substantially all the assets or intellectual property solely of one of such Subsidiaries of the Company, in and of itself shall constitute a “Deemed Liquidation Event” for purposes of this definition.

“Deferred Contribution Common Units” shall have the meaning specified in Section 10.2 hereof.

“Deferred Initial Capital Contribution” shall have the meaning specified in Section 4.1(b) hereof.

“Delaware” shall mean the State of Delaware, U.S.A.

“Delaware Act” shall have the meaning specified in the preamble hereof.

“Disability” shall mean a physical or mental incapacity that prevents the officer or Manager, as the case may be, from performing the essential functions of his position for a period of three (3) consecutive months.  The existence of a Disability shall be determined in good faith by the Board of Managers.  Each officer or Manager, other than a Preferred Manager, as the case may be, shall agree to submit to medical examinations by a licensed medical doctor selected by the Board of Managers to determine whether a Disability exists.

“Economic Capital Account” means, for each Member, such Member’s Capital Account balance increased by such Member’s share of “minimum gain” and of “partner nonrecourse debt minimum gain” (as determined pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), respectively).

“Equity Securities” shall mean collectively, (i) the Units, (ii) any interests in any Units, (iii) any Options, and (iv) any Convertible Securities.

Exchange Agreement” means that certain Stock Exchange and Warrant Reclassification Agreement, dated as of the date hereof, by and among the Company, Rhythm Pharmaceuticals, Inc. and the Holders listed (and defined) therein.

“Exempted Securities” shall mean (i) the following Units and (ii) Units deemed issued pursuant to the following Options and/or Convertible Securities: (1) Antidilution Units issued pursuant to Section 4.9(a) hereof; (2) Common Units issued upon automatic conversion of Preferred Units pursuant to Section 4.11 hereof; (3) Units the issuance of which is subject to adjustment pursuant to Section 4.10 hereof; (4) Units, Options or Convertible Securities issued by reason of a Qualified Initial Public Offering; (5) Units, Options or Convertible Securities issued as a dividend or distribution on outstanding Preferred Units; (6) Common Units or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Managers, including a majority of the Preferred Managers (including without limitation, up to an aggregate of 16,974,000 Compensatory Units issued pursuant to Section 4.3); and (7) Units or Convertible Securities actually issued upon the exercise of Options or Units or Convertible Securities actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security and that the Units or Convertible Securities so actually issued have previously been treated as deemed to be issued pursuant to Section 4.9(d) hereof.

“Exhibit A” shall mean Exhibit A attached to this Agreement, as amended from time to time in accordance with the provisions of this Agreement.

“Exhibit B” shall mean Exhibit B attached to this Agreement, as amended from time to time in accordance with the provisions of this Agreement.

“Exhibit C” shall mean Exhibit C attached to this Agreement, as amended from time to time in accordance with the provisions of this Agreement.

“Fiscal Year” shall mean (a) the period commencing upon the formation of the Company and ending on December 31, 2013, (b) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (c) any portion of the period described in clause (b) of this sentence for which the Company is required to allocate items of Company income, gain, loss or deduction pursuant to Article XII hereof.

“Indemnification Agreements” shall mean the Indemnification Agreements entered into by the Company and each of the Managers.

“Initial Common Members” shall have the meaning specified in the preamble hereof.

“Initial Series A Members” shall have the meaning specified in the preamble hereof.

“Initial Series B Members” shall have the meaning specified in the preamble hereof.

“Interest” shall mean, with respect to any Member at any particular time, the then entire interest of such Member as a member of the Company under this Agreement and the Delaware Act, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement as well as the provisions of the Delaware Act that apply to members of limited liability companies organized in Delaware, but excluding any claims that such Member may have against the Company as a creditor.

“Investors’ Rights Agreement” shall mean that certain Investors’ Rights Agreement, dated of even date herewith, by and among the Company, the Members and any other persons that become a party thereto after the date hereof, as amended and in effect from time to time.

“Majority Common Members” shall mean, at the relevant time of reference thereto, those Common Members that own or hold at such time a majority of the Common Units owned or held by all of the Common Members at such time.

“Majority Members” shall mean, at the relevant time of reference thereto, those Members that own or hold at such time at a majority of the Units owned or held by all of the Members at such time.

“Majority Preferred Members” shall mean, at the relevant time of reference thereto, those Members that own or hold at such time a majority of the Preferred Units owned or held by all of the Members at such time.

“Majority Series A Members” shall mean, at the relevant time of reference thereto, those Series A Members that own or hold at such time a majority of the Series A Preferred Units owned or held by all of the Series A Members at such time.

“Majority Series B Members” shall mean, at the relevant time of reference thereto, those Series B Members that own or hold at such time a majority of the Series B Preferred Units owned or held by all of the Series B Members at such time.

“Management Rights Letters” shall mean those agreements between the Company and certain of the Preferred Members, dated March 21, 2013, with respect to certain rights for the benefit of such Preferred Members.

“Manager” shall have the meaning specified in Section 8.2(a).

“Member Schedule” shall mean a schedule signed by either the CEO or the Secretary of the Company and dated, that sets forth (A) the following information with respect to each Series A Member as of the date of such schedule:  (i) the name and address of such Series A Member, the number of Series A Preferred Units owned by such Series A Member, (ii) the amount of the Capital Contribution made by such Series A Member with respect to each Series A Preferred Unit owned by such Series A Member, and (iii) the aggregate amount of the Capital Contributions made by such Series A

Member with respect to all of the Series A Preferred Units owned by such Series A Member; (B) the following information with respect to each Series B Member as of the date of such schedule:  (i) the name and address of such Series B Member, (ii) the number of Series B Preferred Units owned by such Series B Member, (iii) the amount of the Capital Contribution made by such Series B Member with respect to each Series B Preferred Unit owned by such Series B Member, and (iv) the aggregate amount of the Capital Contributions made by such Series B Member with respect to all of the Series B Preferred Units owned by such Series B Member; and (C) the following information with respect to each Common Member as of the date of such schedule:  (i) the name and address of such Common Member, (ii) the number of Common Units owned by such Common Member, (iii) the amount, if any, of the Capital Contribution made by such Common Member with respect to each Common Unit owned by such Common Member, and (iv) the aggregate amount, if any, of the Capital Contributions made by such Common Member with respect to all of the Common Units owned by such Common Member.  The Member Schedule is an integral part of this Agreement and shall be amended from time to time as provided in this Agreement.  By signing the Member Schedule, the CEO or the Secretary, as the case may be, certify that the information set forth in the Member Schedule is true, correct and complete as of the date thereof.

“Members” shall mean, collectively, the Series A Members, the Series B Members and the Common Members.  The term “Member” shall mean any of the Members.  Notwithstanding the foregoing, a Person that is a Member shall cease to be a member of the Company upon the earlier of (x) the effective date of such Person’s Withdrawal and (y) the first date on which such Person ceases to own any Units, in which case the terms Members and Member shall no longer include any such Person.

“Non-U.S. Member” shall mean any Member that is not a “United States person” within the meaning of Section 7701(a)(3) of the Code, or is a partnership or other flow-through entity for United States tax purposes, if any partner, member or other beneficial owner of such partnership or other flow-through entity is not a United States person.

“Net Income” and “Net Loss” mean the taxable income or loss, as the case may be, for a period as determined in accordance with Code Section 703(a) computed with the following adjustments: (i)  items of gain, loss, and deduction shall be computed based upon the “book values” of the Company’s assets (in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(g) and/or 1.704-3(d)) rather than upon the assets’ adjusted bases for federal income tax purposes; (ii)  any tax-exempt income received by the Company shall be included as an item of gross income;  (iii)  the amount of any adjustment to the “book value” of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code that is required to be reflected in the Capital Accounts of the Members pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) shall be treated as an item of gain (if the adjustment is positive) or loss (if the adjustment is negative), and only such amount of the adjustment shall thereafter be taken into account in computing items of income and deduction;  (iv)  any expenditure of the Company described in Code Section 705(a)(2)(B) (including any expenditures treated as being described in Section 705(a)(2)(B) pursuant to Treasury Regulations under Code Section

704(b)) shall be treated as a deductible expense;  (v)  the amount of items of income, gain, loss or deduction specially allocated to any Members pursuant to Sections 10.3, 10.4 and 10.5 shall not be included in the computation;  (vi)        the amount of any unrealized gain or unrealized loss attributable to an asset at the time it is distributed in-kind to a Member shall be included in the computation as an item of income or loss, respectively; and (vii)  the amount of any unrealized gain or unrealized loss with respect to the assets of the Company that is reflected in an adjustment to the “book values” of the Company’s assets pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the revaluation of Company assets shall be included in the computation as items of income or loss, respectively.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Units or Convertible Securities. For purposes of clarification, Preferred Units shall not be, or be deemed or treated as, Options for any purpose of this Agreement.

“Original Issue Price” shall mean (i) with respect to Series A Preferred Units, $0.50 per Series A Preferred Unit (as adjusted for Unit distributions, combinations, recapitalizations or the like), and (ii) with respect to Series B Preferred Units, $0.50 per Series B Preferred Unit (as adjusted for Unit distributions, combinations, recapitalizations or the like).

“Person” shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

“Pfizer” shall have the meaning specified in Section §8.3(a).

“Preferred Managers” shall have meaning specified in Section 8.2(b)(iii).

“Preferred Members” shall mean, collectively, the Series A Members and Series B Members.  The term “Preferred Member” shall mean any of the Preferred Members.  Notwithstanding the foregoing, a Person that is a Preferred Member shall cease to be a Preferred Member upon the earlier of (x) the effective date of such Person’s Withdrawal and (y) the first date on which such Person ceases to own any Preferred Units, in which case the terms Preferred Members and Preferred Member shall no longer include such Person.  Without limiting the generality of the immediately preceding sentence, Preferred Members shall cease to be Preferred Members and shall become Common Members upon the automatic conversion of all outstanding Preferred Units into Common Units pursuant to, and in accordance with, Section 4.11 hereof.  A Person who is a Member of multiple series or classes of Units who ceases to be a Member of one or more series or classes of Units, shall continue to remain a Member of each series or class of Units for which each such Member continues to hold Units.  In the event that, at any time during the term of this Agreement, there are no Preferred Members, then, notwithstanding anything express or implied in this Agreement to the contrary, any provision of this Agreement that requires, permits or provides for the approval, consent or vote of the Preferred Members, or any of them (including, without limitation, the Majority Preferred Members), shall be deemed not to be in effect and shall be disregarded for so long as there are no Preferred Members and such provisions remain a part of this Agreement.

“Preferred Return” shall mean an amount per Preferred Unit equal to the product of (A) 8% and (B) the applicable Original Issue Price

“Preferred Units” shall mean the Series A Preferred Units and the Series B Preferred Units.

“Qualified Initial Public Offering” shall mean, after the conversion of the Company pursuant to Section 4.12 herein, the closing of a firm commitment underwritten public offering of Common Stock of the Corporation on the Nasdaq Global Market or New York Stock Exchange with a per share price greater than three dollars ($3.00) (subject to adjustment for stock dividends, splits, combinations and similar events) and gross proceeds to the Corporation of not less than fifty million dollars ($50,000,000).

“Redemption Date” shall have the meaning specified in Section 15.1(a) hereof.

“Redemption Price” shall have the meaning specified in Section 15.1(a) hereof.

“Related Person” shall mean (i) in the case of any Member that is a natural person, (A) such Member’s parents, siblings, spouse or issue (which shall be deemed to include adopted children), (B) spouses of such Member’s issue, (C) any trust for the benefit of one or more of such Members and any of the persons referred to in the foregoing clauses (A) and (B), (D) the legal representatives of such Member or any of the persons referred to in the foregoing clauses (A) and (B), and (E) the estate of such Member or of any of the Persons referred to in the foregoing clauses (A) and (B), and (ii) in the case of any other Member that is not a natural person, any Affiliate of such Member.

“Right of First Refusal and Co-Sale Agreement” shall mean that certain Right of First Refusal and Co-Sale Agreement, dated of even date herewith, by and among the Company, certain of the Members and any other persons that become a party thereto after the date hereof, as amended and in effect from time to time.

“Sale of the Company” shall mean either: (a) a Units Sale or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined herein.

“Section 11.2 Distributable Amount” shall have the meaning specified in Section 11.2 hereof.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Series A Members” shall mean, collectively, (i) the Initial Series A Members and (ii) each Person who hereafter is admitted as a member of the Company in such Person’s capacity as a holder of Series A Preferred Units pursuant to, and in accordance with, the applicable provisions of this Agreement.  The term “Series A Member” shall mean any of the Series A Members.  Notwithstanding the foregoing, a Person that is a Series A Member shall cease to be a Series A Member upon the earlier of (x) the effective date of such Person’s Withdrawal and (y) the first date on which such Person ceases to own any Series A Preferred Units, in which case the terms Series A Members and Series A Member shall no longer include such Person.  Without limiting the generality of the immediately preceding sentence, Series A Members shall cease to be Series A Members and shall become Common Members upon the automatic conversion of all outstanding Series A Preferred Units into Common Units pursuant to, and in accordance with, Section 4.11 hereof.  A Person who is a Member of multiple series or classes of Units who ceases to be a Member of one or more series or classes of Units, shall continue to remain a Member of each series or class of Units for which each such Member continues to hold Units.  In the event that, at any time during the term of this Agreement, there are no Series A Members, then, notwithstanding anything express or implied in this Agreement to the contrary, any provision of this Agreement that requires, permits or provides for the approval, consent or vote of the Series A Members, or any of them (including, without limitation, the Majority Series A Members), shall be deemed not to be in effect and shall be disregarded for so long as there are no Series A Members and such provisions remain a part of this Agreement.

“Series A Preferred Return” shall mean, with respect to any outstanding Series A Preferred Unit as of the relevant time of reference thereto, a cumulative non-compounding preferred return computed at an annual rate of eight percent (8%), on the Unreturned Capital Contribution with respect to such Series A Preferred Unit.  The Series A Preferred Return with respect to each Series A Preferred Unit shall continue to accrue day to day with respect to each Capital Contribution in respect of such Series A Preferred Unit on the Unreturned portion of each Capital Contribution from time to time until the earlier of (i) the date on which the full amount of such Capital Contribution has been returned and (ii) the date on which such Series A Preferred Unit is otherwise no longer outstanding.

“Series A Preferred Unit” shall mean a Unit that is designated as a Series A Preferred Unit in accordance with the provisions of Section 4.2(a) hereof.  The term “Series A Preferred Units” shall mean all of the Series A Preferred Units collectively.

“Series A Trigger Price” shall mean a price per Series A Preferred Unit that shall be equal to $0.50 as of the date of this Agreement and that shall be subject to adjustment at any time and from time to time after the date of this Agreement pursuant to, and in accordance with, the provisions of Sections 4.9(c) and 4.10 hereof.

“Series B Financing Documents” shall mean, collectively, the Series B Purchase Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement, the Management Rights Letters and the Indemnification Agreements.

“Series B Members” shall mean, collectively, (i) the Initial Series B Members and (ii) each Person who hereafter is admitted as a member of the Company in such Person’s capacity as a holder of Series B Preferred Units pursuant to, and in accordance with, the applicable provisions of this Agreement.  The term “Series B Member” shall mean any of the Series B Members.  Notwithstanding the foregoing, a Person that is a Series B Member shall cease to be a Series B Member upon the earlier of (x) the effective date of such Person’s Withdrawal and (y) the first date on which such Person ceases to own any Series B Preferred Units, in which case the terms Series B Members and Series B Member shall no longer include such Person.  Without limiting the generality of the immediately preceding sentence, Series B Members shall cease to be Series B Members and shall become Common Members upon the automatic conversion of all outstanding Series B Preferred Units into Common Units pursuant to, and in accordance with, Section 4.11 hereof. A Person who is a Member of multiple series or classes of Units, who ceases to be a Member of one or more series or classes of Units, shall continue to remain a Member of each series or class of Units for which each such Member continues to hold Units.  In the event that, at any time during the term of this Agreement, there are no Series B Members, then, notwithstanding anything express or implied in this Agreement to the contrary, any provision of this Agreement that requires, permits or provides for the approval, consent or vote of the Series B Members, or any of them (including, without limitation, the Majority Series B Members), shall be deemed not to be in effect and shall be disregarded for so long as there are no Series B Members and such provisions remain a part of this Agreement.

“Series B Preferred Return” shall mean, with respect to any outstanding Series B Preferred Unit as of the relevant time of reference thereto, a cumulative non-compounding preferred return computed at an annual rate of eight percent (8%), on the Unreturned Capital Contribution with respect to such Series B Preferred Unit. The Series B Preferred Return with respect to each Series B Preferred Unit shall continue to accrue day to day with respect to each Capital Contribution in respect of each Series B Preferred Unit on the Unreturned portion of each Capital Contribution from time to time until the earlier of (i) the date on which the full amount of such Capital Contribution has been returned and (ii) the date on which such Series B Preferred Unit is otherwise no longer outstanding.

“Series B Preferred Unit” shall mean a Unit that is designated as a Series B Preferred Unit in accordance with the provisions of Section 4.2(a) hereof.  The term “Series B Preferred Units” shall mean all of the Series B Preferred Units collectively.

“Series B Purchase Agreement” shall mean that certain Series B Preferred Units Purchase Agreement, dated as of the date hereof, by and among the Company and the Purchasers listed therein.

“Series B Trigger Price” shall mean a price per Series B Preferred Unit that shall be equal to $0.50 as of the date of this Agreement and that shall be subject to adjustment at any time and from time to time after the date of this Agreement pursuant to, and in accordance with, the provisions of Sections 4.9(c) and §4.10 hereof.

“Shortfall Amount” shall have the meaning specified in Section 11.1 hereof.

“Subsidiary” shall mean, at the relevant time of reference thereto, any Person in which the Company at such time owns, directly or indirectly, securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors of such Person or other persons performing similar functions or (ii) representing a majority of the economic interest of such Person.

“Tax Amount” of a Member with respect to any Fiscal Year shall mean the product obtained by multiplying (i) the Tax Rate for such Fiscal Year, by (ii) the Member’s Tax Amount Base for such Fiscal Year.

“Tax Amount Base” of a Member with respect to a Fiscal Year shall mean the federal taxable income allocated to the Member by the Company for such Fiscal Year; provided that such taxable income shall be computed without regard to any taxable income or loss recognized by a Member in connection with the dissolution, sale of substantially all equity or assets of the Company or any similar event.

“Tax Distribution” shall have the meaning specified in Section 11.1 hereof.

“Tax Exempt Member” shall mean any Member that is generally exempt from United States federal income taxation under Section 501 of the Code, or is a partnership or other flow-through entity for United States tax purposes if any partner, member or other beneficial owner of such partnership or other flow-through entity is so exempt.

“Tax Matters Member” shall have the meaning specified in Section 13.1(a) hereof.

“Tax Rate” with respect to any Fiscal Year shall mean the highest effective marginal combined federal, state and local income tax rate (expressed as a decimal and not as a percentage) applicable during such Fiscal Year to business income of an individual resident in the City of New York and doing business exclusively within said City, giving proper effect to the federal deduction for state and local income taxes.

“Transfer” shall mean, with respect to any Units, any sale, transfer, assignment, exchange, pledge, hypothecation or other disposition, whether voluntary or involuntary (including, without limitation, by gift, operation of law or otherwise) of such Units.

“Treasury Regulations” shall mean the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unit” shall mean a unit representing a fraction of the aggregate Interests of all Members and/or assignees of Members, which fraction shall be equal to the quotient of one divided by the number of all outstanding Units.  The term “Units” shall mean all of the Units collectively.

“Units Sale” shall mean a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from Members of the Company Units representing more than fifty percent (50%) of the outstanding voting power of the Company

“Unpermitted Deficit” shall have the meaning specified in Section 10.5 hereof.

“Unreturned,” when used in reference to a Member’s Capital Contribution, shall mean the portion of such Capital Contribution that has not, at any particular time, been returned to the Member through a distribution under Article XI hereof (excluding for this purpose Section 11.1) or Section 14.3 hereof.

“Withdrawal” (including the terms “Withdraw”, “Withdrawing” and “Withdrawn” shall mean, with respect to any Member, (i) such Member’s Bankruptcy, (ii) the Transfer by such Member of all of such Member’s Units pursuant to, and in accordance with, the provisions of Article VI hereof, (iii) if such Member is an individual, (1) such Member’s death or (2) the determination by a court of competent jurisdiction that such Member is incompetent, (iv) if such Member is a trust, the termination of the trust (but not merely the substitution of a new trustee), or (v) if such Member is a corporation, general partnership, limited partnership, limited liability company or other entity, the dissolution and commencement of windup of such Member.

“Withdrawal Notice” shall have the meaning specified in Section 7.1(b) hereof.

ARTICLE II

FORMATION; NAME AND TERM

§2.1.                     Formation.  The Company has been formed as a limited liability company under and pursuant to the provisions of the Delaware Act, and the rights, duties, obligations and liabilities of the Members shall be as provided in the Delaware Act, except as otherwise provided herein.

§2.2.                     Name.  The Company has been or will be organized under the name Rhythm Holding Company, LLC.  The business of the Company may be conducted under such name and/or any other legal name as may be from time to time designated by the Board of Managers.

§2.3.                     Term.  The term of the Company shall have commenced on the date of the filing of the Certificate in the office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved in accordance with the provisions of this Agreement and the Delaware Act.

§2.4.                     Principal Office.  The principal office of the Company shall be located at 855 Boylston Street, 11th Floor, Boston, MA 02116.  The Board of Managers may at any time change the location of such principal office and shall give due notice of such change to each Member.

§2.5.                     Registered Agent and Office.  The office required to be maintained pursuant to Section 18-104 of the Delaware Act shall be located at 1209 Orange Street, Wilmington, Delaware 19808, County of New Castle.  The resident agent for service of process on the Company required to be maintained pursuant to Section 18-104 of the Delaware Act shall be Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19808, County of New Castle.  The Board of Managers may at any time designate another registered agent and/or registered office.

§2.6.                     Qualification in Other Jurisdictions.  The Company may be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and in which such qualification, formation or registration is required or desirable.  Any duly authorized officer may execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

ARTICLE III

PURPOSE AND POWERS OF THE COMPANY

§3.1.                     Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, (a) to form, hold and operate Subsidiaries that research, develop and commercialize pharmaceuticals for metabolic disease; (b) engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing; and (c) engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act.

§3.2.                     Powers of the Company.

(a)                                 Subject to Section 5.13(a) hereof, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 3.1 hereof, including, but not limited to, the following actions:

(i)                                     to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Delaware Act in any state, territory, district or possession of the United States, and in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(ii)                                  to acquire by purchase, lease, license, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey,

mortgage, transfer, demolish or dispose of any real or personal property, or intangible property, that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(iii)                               to enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Member or any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to, or incidental to, the accomplishment of the purpose of the Company;

(iv)                              to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including, without limitation, the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including, without limitation, the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby), or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(v)                                 to lend money for any proper purpose, to invest and reinvest its funds, and to take and hold real and personal property for the payment of funds so loaned or invested;

(vi)                              to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(vii)                           to appoint employees and agents of the Company, and define their duties and fix their compensation;

(viii)                        subject to Article IX hereof, to indemnify any Person in accordance with the Delaware Act and to obtain any and all types of insurance;

(ix)                              to cease its activities and cancel its Certificate following a dissolution and winding up of the Company pursuant to Article XIV hereof;

(x)                                 to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

(xi)                              to borrow money and issue evidences of indebtedness (including, without limitation, debt securities), and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

(xii)                           to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;

(xiii)                        to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company; and/or

(xiv)                       to raise additional capital by selling or issuing additional Units or other securities convertible into, or exchangeable for, or containing options or rights to acquire, Units.

ARTICLE IV

MEMBERS; UNITS; CAPITAL

§4.1.                     Members.

(a)                                 Each Initial Common Member is hereby admitted as a member of the Company pursuant to and in accordance with either the Exchange Agreement or such Initial Common Member’s Compensatory Unit Vesting Agreement.  The Member Schedule and the books and records of the Company reflect the status of each Initial Common Member as a Common Member, reflect the number of Common Units held by each Initial Common Member on the date hereof and reflect that the Capital Contribution of each Initial Common Member with respect to the Common Units held by such Initial Common Member is as set forth opposite such Initial Common Member on the date hereof is zero.

(b)                                 Each Initial Series A Member is hereby admitted as a member of the Company pursuant to, and in accordance with, the Exchange Agreement.  Exhibit A, the Member Schedule and the books and records of the Company reflect the status of each Initial Series A Member as a Series A Member, reflect the number of Series A Preferred Units being issued by the Company to each Initial Series A Member pursuant to the Exchange Agreement, which issuance is being consummated simultaneously with the execution and delivery of this Agreement by the parties hereto, and reflect the Capital Contribution of each Initial Series A Member with respect to the Series A Preferred Units being issued by the Company to each Initial Series A Member pursuant to the Exchange Agreement.

(c)                                  Each Initial Series B Member is hereby admitted as a member of the Company pursuant to, and in accordance with, the Exchange Agreement.  Exhibit B, the Member Schedule and the books and records of the Company reflect the status of each Initial Series B Member as a Series B Member, reflect the number of Series B Preferred Units being issued by the Company to each Initial Series B Member pursuant to the Exchange Agreement, which issuance is being consummated simultaneously with the execution and delivery of this Agreement by the parties hereto, and reflect the Capital Contribution of each Initial Series B Member with respect to the Series B Preferred Units being issued by the Company to each Initial Series B Member pursuant to the Exchange Agreement.

(d)                                 Subject to the limitations set forth below in this Section 4.1(d) and subject to the provisions of Section 4.1(h) and Section 5.13(a) hereof, the Company may, from time to time with the affirmative vote or written consent of the Board of Managers, (i) sell and/or issue Series A Preferred Units to additional Persons and/or (ii) admit any such additional Persons as Series A Members, all on such terms and conditions as the Board of Managers shall determine, including, without limitation, the amount of the initial Capital Contribution that such additional Persons will be required to make in connection with such Series A Preferred Units, the timing and method of paying any such initial Capital Contribution and the number of Series A Preferred Units to be sold and/or issued to such additional Persons. Each additional Person to be admitted as a Series A Member pursuant to this Section 4.1(d) shall execute and deliver to the Company a written joinder agreement, in form and substance satisfactory to the Company, evidencing, among other things, (1) the number of Series A Preferred Units sold and/or issued to such additional Person, (2) the agreement of such additional Person to be admitted as a Series A Member and to be bound by and subject to all of the terms of this Agreement that are applicable to Series A Members and (3) the terms and conditions pertaining to the initial Capital Contribution obligation of such additional Person in connection with such sale and/or issuance of Series A Preferred Units.  Upon the execution and delivery of such written joinder agreement by such additional Person and the receipt and acceptance by the Company of the initial Capital Contribution of such additional Person, such additional Person shall become and be treated as a Series A Member for all purposes of this Agreement, and Exhibit A, the Member Schedule and the books and records of the Company shall be properly amended to reflect the status of such additional Person as a Series A Member, such additional Person’s initial Capital Contribution and the number of Series A Preferred Units held by such additional Person.

(e)                                  Subject to the limitations set forth below in this Section 4.1(e) and subject to the provisions of Section §4.1(h) and Section 5.13(a) hereof, the Company may, from time to time with the affirmative vote or written consent of the Board of Managers, (i) sell and/or issue Series B Preferred Units to additional Persons and/or (ii) admit any such additional Persons as Series B Members, all on such terms and conditions as the Board of Managers shall determine, including, without limitation, the amount of the initial Capital Contribution that such additional Persons will be required to make in connection with such Series B Preferred Units, the timing and method of paying any such initial Capital Contribution and the number of Series B Preferred Units to be sold and/or issued to such additional Persons. Each additional Person to be admitted as a Series B Member pursuant to this Section 4.1(e) shall execute and deliver to the Company a written joinder agreement, in form and substance satisfactory to the Company, evidencing, among other things, (1) the number of Series B Preferred Units sold and/or issued to such additional Person, (2) the agreement of such additional Person to be admitted as a Series B Member and to be bound by and subject to all of the terms of this Agreement that are applicable to Series B Members and (3) the terms and conditions pertaining to the initial Capital Contribution obligation of such additional Person in connection with such sale and/or issuance of Series B Preferred Units.  Upon the execution and delivery of such written joinder agreement by such additional Person and the receipt and acceptance by the

Company of the initial Capital Contribution of such additional Person, such additional Person shall become and be treated as a Series B Member for all purposes of this Agreement, and Exhibit B, the Member Schedule and the books and records of the Company shall be properly amended to reflect the status of such additional Person as a Series B Member, such additional Person’s initial Capital Contribution and the number of Series B Preferred Units held by such additional Person.

(f)                                   Subject to the limitations set forth below in this Section 4.1(f) and subject to the provisions of Section 4.1(h) hereof, the Company may, from time to time with the affirmative vote or written consent of the Board of Managers, (i) sell and/or issue Common Units to additional Persons and/or (ii) admit any such additional Persons as Common Members, all on such terms and conditions as the Board of Managers shall determine, including, without limitation, the amount, if any, of the initial Capital Contribution that such additional Persons will be required to make in connection with such Common Units, the timing and method of paying any such initial Capital Contribution and the number of Common Units to be sold and/or issued to such additional Persons.  Such terms may include the deferral of part or all of any such additional Person’s initial Capital Contribution with respect to such Common Units (any portion so deferred, a “Deferred Initial Capital Contribution”), and no such additional Person shall, except as otherwise provided in a written agreement between the Company and such additional Person, have any liability to the Company for payment of a Deferred Initial Capital Contribution until, and then only to the extent that, such additional Person becomes entitled to distributions from the Company under the provisions of Section 11.2, Section 11.3 or Section 14.3.  Such a Deferred Initial Capital Contribution, in the absence of a contrary determination by the Board of Managers, shall be equal to the amount of Net Income, if any, that would be allocated to such additional Person (but for the provisions of Section 10.2 hereof) if the Company disposed of all of its assets, for an amount of cash equal to the then fair market value of such assets, immediately following the admission of such additional Person as a Common Member.  For the avoidance of doubt, the use of such a formula in computing the Deferred Initial Capital Contribution and the provisions of Section 10.2 hereof relating to allocations and distributions in respect of Deferred Contribution Common Units are intended to prevent distributions in respect of such Units out of the capital of the Company as of the time such a Unit is issued, consistent with the treatment of such a Unit as a “profits interest” under the Code.  Each additional Person to be admitted as a Common Member pursuant to this Section 4.1(f) shall execute and deliver to the Company a written joinder agreement, in form and substance satisfactory to the Company, evidencing, among other things, (1) the number of Common Units sold and/or issued to such additional Person, (2) the agreement of such additional Person to be admitted as a Common Member and to be bound by and subject to all of the terms of this Agreement that are applicable to Common Members and (3) the terms and conditions pertaining to the initial Capital Contribution obligation, if any, of such additional Person in connection with such sale and/or issuance of Common Units.  Upon the execution and delivery of such written joinder agreement by such additional Person and, if applicable, the receipt and acceptance by the Company of the initial Capital Contribution of such additional Person, such additional Person shall become and be treated as a Common Member for all purposes of this Agreement, Exhibit C shall be properly amended to reflect the status of such additional Person as a Common Member and the Member Schedule and the books and records of the Company shall be properly amended to reflect the status of such additional Person as a Common Member, such additional Person’s initial Capital Contribution, if any, and the number of Common Units held by such additional Person.

(g)                                  The Series A Members, the Series B Members and the Common Members shall be the only members of the Company.  The Series A Members shall have (i) all of the rights, powers, privileges and obligations provided for under this Agreement that are applicable to the Series A Members and (ii) all of the rights, powers, privileges and obligations provided for under the Delaware Act that are applicable to members of limited liability companies organized in Delaware (but only to the extent such rights, powers, privileges and obligations provided for under Delaware Act are not inconsistent with any of the provisions of this Agreement applicable to the Series A Members).  The Series B Members shall have (i) all of the rights, powers, privileges and obligations provided for under this Agreement that are applicable to the Series B Members and (ii) all of the rights, powers, privileges and obligations provided for under the Delaware Act that are applicable to members of limited liability companies organized in Delaware (but only to the extent such rights, powers, privileges and obligations provided for under Delaware Act are not inconsistent with any of the provisions of this Agreement applicable to the Series B Members).  The Common Members shall have (x) all of the rights, powers, privileges and obligations provided for under this Agreement that are applicable to the Common Members and (ii) all of the rights, powers, privileges and obligations provided for under the Delaware Act that are applicable to members of limited liability companies organized in Delaware (but only to the extent such rights, powers, privileges and obligations provided for under Delaware Act are not inconsistent with any of the provisions of this Agreement applicable to the Common Members).

(h)                                 Notwithstanding any of the foregoing provisions of this Section 4.1 to the contrary, the Company may not sell and/or issue any Series A Preferred Units pursuant to Section 4.1(d), sell and/or issue any Series B Preferred Units pursuant to Section §4.1(e) or sell and/or issue any Common Units pursuant to Section 4.1(f) if, as a result of the sale and/or issuance of such Series A Preferred Units, Series B Preferred Units or such Common Units, as the case may be, the total number of Series A Preferred Units, Series B Preferred Units or Common Units, as the case may be, that would be issued and outstanding would exceed the maximum number of authorized Series A Preferred Units under Section 4.2(b) below, the maximum number of authorized Series B Preferred Units under Section 4.2(b) below or the maximum number of authorized Common Units under Section 4.2(b) below, as the case may be.

(i)                                     As soon as possible after any Person that is a Series A Member, Series B Member or Common Member, as the case may be, ceases to be a Series A Member, Series B Member or a Common Member, as the case may be, for any reason, Exhibit A, Exhibit B, Exhibit C, the Member Schedule and the books and records of the Company shall be properly amended or updated to reflect that such Person is no longer a Series A Member, Series B Member or Common Member, as the case may be, and, if applicable, that such Person no longer owns or is the holder of Series A Preferred Units, Series B Preferred Units or Common Units, as the case may be.

§4.2.                     Units.

(a)                                 The aggregate Interests of all the Members and assignees of the Members are divided into Units.  There are three classes of Units consisting of either Series A Preferred Units, Series B Preferred Units or Common Units.  Each Unit shall be designated by the Board of Managers at or prior to the time of the issuance of such Unit as being either a Series A Preferred Unit, a Series B Preferred Unit or a Common Unit.  The Series A Preferred Units, Series B Preferred Units and the Common Units shall be identical in rights and benefits except as otherwise provided in this Agreement.

(b)                                 The maximum aggregate number of Units that the Company shall be authorized to issue shall be 325,584,000.  Of such maximum aggregate number of Units, the maximum number of Series A Preferred Units that the Company shall be authorized to issue shall be 61,000,000, the maximum number of Series B Preferred Units that the Company shall be authorized to issue shall be 85,000,000 and the maximum number of Common Units that the Company shall be authorized to issue shall be 179,584,000.  Of such maximum number of Common Units that the Company shall be authorized to issue, a number equal to the number of Series A Preferred Units issued and outstanding from time to time is hereby reserved for issuance in the event of the automatic conversion of Series A Preferred Units into Common Units pursuant to, and in accordance with, Section 4.11 hereof.  Of such maximum number of Common Units that the Company shall be authorized to issue a number equal to the number of Series B Preferred Units issued and outstanding from time to time is hereby reserved for issuance in the event of the automatic conversion of Series B Preferred Units into Common Units pursuant to, and in accordance with, Section §4.11 hereof.  Subject to the provisions of Section 5.13(a) hereof, the Company shall not issue or grant any Units or other Equity Securities, or enter into any agreement that provides for the issuance or grant of any Units or other Equity Securities, without the affirmative vote or written consent of the Board of Managers.

(c)                                  Units held by a Member shall for all purposes be personal property.  A Member does not and shall not have any interest in specific Company property by virtue of ownership of such Member’s Units.

(d)                                 No fractional Units may be issued.

§4.3.                     Vesting of Compensatory Units; Forfeiture of Unvested Units.

(a)                                 The Common Units held by certain of the Initial Common Members on the date of this Agreement shall be subject to vesting pursuant to, and in accordance with, the terms and conditions of a written agreement being executed and delivered by the Company and certain of the Initial Common Member simultaneously with the execution and delivery of this Agreement.

(b)                                 Subject to the provisions set forth in Section 4.3(a) above and this Section 4.3(b), any Common Units issued by the Company to any Common Member pursuant to a written agreement, instrument, document or communication providing that such Common Units are being issued to such Common Member as compensation for services (“Compensatory Units”) shall be subject to vesting terms approved by the Board of Managers set forth in the written agreement entered into by the Company and such Member with the approval of the Board of Managers.  The vesting terms approved by the Board of Managers or set forth in any such written agreement may provide that all or any portion of the Compensatory Units held by such Common Member shall be fully vested, may provide for a different vesting schedule or different vesting provisions with respect to any or all of such Compensatory Units or may provide for the acceleration of the vesting of any or all of such Compensatory Units under certain circumstances.  The terms of any such written agreement between the Company and any Common Member will be substantially similar to any existing agreement where they exist.

(c)                                  Upon the forfeiture and cancellation of any Compensatory Units of any Common Member pursuant to the provisions of any written agreement entered into by the Company and such Common Member, or upon the purchase or other acquisition by the Company of any Compensatory Units of any Common Member, the books and records of the Company shall be appropriately amended to reflect the forfeiture, cancellation, purchase or other acquisition, as applicable, of such Compensatory Units, and, if such Common Member shall not own any other Common Units, the books and records of the Company shall be appropriately amended to reflect that such Common Member shall have ceased to be a Common Member.

§4.4.                     Company Capital.  The capital of the Company shall be the aggregate amount of the cash and the aggregate fair market value of other property contributed by the Members.

§4.5.                     Capital Contributions.

(a)                                 Except as otherwise provided herein or as provided by applicable law, the Members shall be liable only to make their respective initial Capital Contributions, if any, specified in Exhibit A, Exhibit B, Exhibit C or the Member Schedule, as applicable, and no Member shall be required to lend any funds to the Company or, subject to Section 1.1 of the Series B Purchase Agreement to make any additional Capital Contributions to the Company.  No Member shall have any personal liability for the payment or repayment of any Capital Contributions of any other Member.  The Board of Managers may notify the Members that the Board of Mangers has determined that further Capital Contributions by the Members are required, but the Members will have no obligation to fund or otherwise provide any such additional Capital Contributions.

(b)                                 No Member shall be entitled to receive any interest, salary or drawing with respect to such Member’s Capital Contributions or such Member’s

Capital Account or for services rendered on behalf of the Company or otherwise in such Member’s capacity as a Member.

§4.6.                     Capital Accounts.  A separate capital account (each a “Capital Account”) shall be maintained for each Member in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 4.6 shall be interpreted and applied in a manner consistent therewith.  Whenever the Company would be permitted to adjust the Capital Accounts of the Members pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the revaluation of Company property, the Company may so adjust the Capital Accounts of the Members, upon an affirmative vote of the Board of Managers.  In the event that the Capital Accounts of the Members are adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the revaluation of Company property, (i) the Capital Accounts of Members shall be adjusted in accordance with Treasury Regulations Section 1.704(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property and (ii) the Members’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in a manner consistent with the principles of Code Section 704(c).

§4.7.                     Advances.  If any Member advances any funds to the Company in excess of such Member’s Capital Contributions, the amount of such advance shall neither increase such Member’s Capital Account nor entitle such Member to any increase in such Member’s share of the distributions of the Company, unless the conditions of such advance specifically provide therefor and such conditions have been approved by the Board of Managers.  Subject to Section 5.13(a) hereof, the amount of any such advance in excess of such Member’s Capital Contribution, unless otherwise specified or accounted for pursuant to a written instrument or agreement approved by the Board of Managers, shall be a debt obligation of the Company to such Member and shall be repaid to such Member by the Company with interest at a rate equal to the lesser of (a) a reasonable rate established by the Board of Managers, and (b) the maximum rate permitted by applicable law, and upon such other terms and conditions as shall be determined by the Board of Managers.  Any such advance shall be payable and collectible only out of Company assets, and no Member shall be personally obligated to repay any part thereof.  Except as approved by the Board of Managers and specifically provided pursuant to the terms thereof, no Person who makes any loan to the Company shall have or acquire, as a result of making such loan, any Units or any direct or indirect interest in the profits, capital or property of the Company, other than as a creditor.

§4.8.                     No Withdrawal of Capital; No Partition.  Except as otherwise expressly provided in this Agreement, no Member shall have any right (a) to withdraw from the Company all or any part of such Member’s Capital Contribution or (b) to receive the return of all or any part of its Capital Contribution or Capital Account.  To the fullest extent permitted by law, each of the Members irrevocably waives, for so long as the Company shall continue to operate, any right that such Member may have, except as specifically provided herein, (i) to maintain an action for partition with respect to any property or assets of the Company or (ii) to commence an action seeking dissolution of the Company under the laws of the State of Delaware.

§4.9.                     Antidilution Protection.

(a)                                 In the event the Company shall at any time after the date of this Agreement issue Additional Units (including Additional Units deemed to be issued pursuant to Section 4.9(d)), without consideration or for a consideration per Additional Unit less than the Series A Trigger Price or Series B Trigger Price, as the case may be, in effect immediately prior to such issue, then the Company shall issue to each holder of Series A Preferred Units or Series B Preferred Units, as applicable, a number of Common Units (the “Antidilution Units”) that is equal to:  (1) with respect to the Series A Preferred Units (x) the product (rounded down to the nearest whole number) obtained by multiplying (i) the sum of the number of Series A Preferred Units owned or held by such holder immediately prior to the issuance of such Additional Units plus the cumulative number of Antidilution Units then held by such holder that were previously issued pursuant to this Section 4.9 with respect to such Series A Preferred Units by (ii) the fraction, the numerator of which is the Series A Trigger Price in effect immediately prior to the issuance of such Additional Units, and the denominator of which is the Series A Trigger Price in effect immediately after the issuance of such Additional Units after giving effect to the adjustment to such Series A Trigger Price contemplated under Section 4.9(c) below, less (y) the sum of the number of Series A Preferred Units owned or held by such holder immediately prior to the issuance of such Additional Units plus the cumulative number of Antidilution Units then held by such holder that were previously issued pursuant to this Section 4.9 with respect to such Series A Preferred Units; and (2) with respect to the Series B Preferred Units (x) the product (rounded down to the nearest whole number) obtained by multiplying (i) the sum of the number of Series B Preferred Units owned or held by such holder immediately prior to the issuance of such Additional Units plus the cumulative number of Antidilution Units then held by such holder that were previously issued pursuant to this Section §4.9(a) with respect to such Series B Preferred Units by (ii) the fraction, the numerator of which is the Series B Trigger Price in effect immediately prior to the issuance of such Additional Units, and the denominator of which is the Series B Trigger Price in effect immediately after the issuance of such Additional Units after giving effect to the adjustment to such Series B Trigger Price contemplated under Section §4.9(c) below, less (y) the sum of the number of Series B Preferred Units owned or held by such holder immediately prior to the issuance of such Additional Units plus the cumulative number of Antidilution Units then held by such holder that were previously issued pursuant to this Section §4.9(a) with respect to such Series B Preferred Units.  The Company shall issue any and all Antidilution Units that the Company is required to issue pursuant to this Section §4.9(a) as promptly as practicable (but in any event not later than thirty (30) days) following the issuance of Additional Units that triggered the Company’s obligation to issue such Antidilution Units under this Section §4.9(a).

(b)                                 Each Person to whom Antidilution Units are issued pursuant to Section 4.9(a) above shall execute and deliver to the Company a written joinder agreement, in form and substance satisfactory to the Company, pursuant to which such Person agrees to be bound by and subject to all of the terms of this Agreement that are applicable to Common Units and holders of Common Units. If such Person was a Member prior to the issuance of Antidilution Units to such Person pursuant to Section 4.9(a), then such written joinder agreement shall also provide that such Person agrees to be admitted as a Common Member with respect to such Antidilution Units, and, upon the Company’s receipt of such written joinder agreement, such Person shall become and be treated as a Common Member for all purposes of this Agreement with respect to such Antidilution Units.  Upon the execution and delivery of such written joinder agreement by such Person, the Member Schedule and the books and records of the Company shall be properly amended to reflect the number of Antidilution Units issued to such Person pursuant to Section 4.9(a), and, if such Person is admitted as a Common Member pursuant to the foregoing provisions of this Section 4.9(b), Exhibit C, the Member Schedule and the books and records of the Company shall be properly amended to reflect the status of such Person as a Common Member.

(c)                                  In the event the Company shall at any time after the date of this Agreement issue Additional Units (including Additional Units deemed to be issued pursuant to Section 4.9(d)), without consideration or for a consideration per Additional Unit less than the Series A Trigger Price or Series B Trigger Price, as applicable in effect immediately prior to such issue, then the Series A Trigger Price or Series B Trigger Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

TP2 = TP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“TP2” shall mean the Series A Trigger Price or Series B Trigger Price, as applicable in effect immediately after such issue of Additional Units

“TP1” shall mean the Series A Trigger Price or Series B Trigger Price, as applicable, in effect immediately prior to such issue of Additional Units;

“A” shall mean the number of Units outstanding immediately prior to such issue of Additional Units (treating for this purpose as outstanding all Units issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B” shall mean the number of Additional Units that would have been issued if such Additional Units had been issued at a price per Additional Unit equal to TP1 (determined by dividing the aggregate consideration received by the Company in respect of such Additional Units issued by TP1); and

“C” shall mean the number of such Additional Units issued in such transaction.

(d)                                 Deemed Issuance of Additional Units.

(i)                                     In the event the Company shall at any time after the date of this Agreement issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities), then the maximum number of Units (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Units issued as of the time of such issuance.

(ii)                                  If the terms of any Option or Convertible Security, the issuance of which resulted in the issuance of any Antidilution Units, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Units issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the number of Antidilution Units originally computed upon the original issue of such Option or Convertible Security shall be recalculated to determine the number of Antidilution Units as would have issued had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  If such calculation results in a greater number of Antidilution Units than the number originally calculated and issued, then such difference shall be issued as additional Antidilution Units to each Member issued the original issuance of Antidilution Units.  If such calculation results in a lesser number of Antidilution Units than the number originally calculated and issued, then each Member issued such original issuance of Antidilution Units agrees that Antidilution Units comprising such overage of shall be deemed cancelled and not recognized by the Company as issued and outstanding and Exhibit C, the Member Schedule, and the books and records of the Company shall be properly amended to reflect such cancellation).

(iii)                               [Reserved].

(iv)                              If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an issuance of Antidilution Units are revised after the date of this Agreement, as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of Units issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible

Security, as so amended or adjusted, and the Additional Units subject thereto shall be deemed to have been issued effective upon such increase or decrease becoming effective.  Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an issuance of Antidilution Shares, then each Member issued such Antidilution Shares agrees that such overage of Antidilution Units shall be deemed cancelled and not recognized by the Company as issued and outstanding and Exhibit C, the Member Schedule, and the books and records of the Company shall be properly amended to reflect such cancellation,so it is as if such Option or Convertible Security (or portion thereof) had never been issued.

(v)                                 If the number of Units issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any issuance of Antidilution Shares provided for in this Subsection 4.9(d) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided above).  If the number of Units issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any issuance of Antidilution Shares that would result under the terms of this Section 4.9(d) at the time of such issuance or amendment shall instead be effected at the time such number of Units and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating the number of Antidilution Shares that such issuance or amendment took place at the time such calculation can first be made.

(e)                                  For purposes of this Section 4.9, the consideration received by the Company for the issue of any Additional Units shall be computed as follows:

(i)                                     Such consideration shall:  (1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest; (2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Managers; and (3) in the event Additional Units are issued together with other securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received that is allocated to such Additional Units, computed as provided in the foregoing clauses (1) and (2), as determined in good faith by the Board of Managers (including the Preferred Managers).

(ii)                                  The consideration per Additional Unit received by the Company for Additional Units deemed to have been issued pursuant to Section 4.9(d) above, relating to Options and Convertible Securities, shall be determined by dividing (1) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (2) the maximum number of Units (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(f)                                   Upon the occurrence of each issuance of Additional Units that results in the issuance of Antidilution Units pursuant to Section 4.9(a) hereof, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 30 days thereafter, furnish to each holder of Series A Preferred Units or the Series B Preferred Units, as the case may be, a certificate setting forth the adjustment of the Series A Trigger Price or Series B Trigger Price, as applicable,  resulting from such issuance of Additional Units (showing in detail the facts upon which such adjustment is based) and the calculation of the number of Antidilution Units to which such holder of Series A Preferred Units or holder of Series B Preferred Units is entitled as a result of such issuance of Additional Units.  The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Units or the Series B Preferred Units, as the case may be, (but in any event not later than 30 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth the Series A Trigger Price or Series B Trigger Price, as applicable, then in effect.

(g)                                  No Antidilution Units shall be issued pursuant to Section 4.9(a) hereof, and no adjustment in the Series A Trigger Price or Series B Trigger Price, as applicable, shall be made, as the result of the issuance or deemed issuance of Additional Units if the Company receives written notice from the Majority Preferred Members, agreeing that no such issuance and adjustment shall be made as the result of the issuance or deemed issuance of such Additional Units.

§4.10.              Adjustment Upon Subdivisions, Distributions and Combinations of Units.  In the event that the Company proposes to implement a split or other subdivision of the outstanding Series A Preferred Units, Series B Preferred Units, or the Common Units, as the case may be, then, simultaneously with such implementation, the Company shall also implement a split or other subdivision of the outstanding Common Units, Series B Preferred Units or Series A Preferred Units, respectively, on the same or equivalent terms.  In the event the Company proposes to distribute for no consideration additional Common Units to Common Members, then and in each such event, the Preferred Members shall receive, simultaneously with such distribution to the Common Members, a distribution of such Common Units in an amount equal to the amount of such Common Units as such Preferred Members would have received if all outstanding Preferred Units had been converted into Common Units, pursuant to Section 4.11 below, on the date of such event.  In the event that the Company proposes to implement a reverse split or other combination of the outstanding Series A Preferred Units, Series B Preferred Units or the Common Units, as the case may be, then, simultaneously with such implementation, the Company shall also implement a reverse split or other combination of the outstanding Common Units, Series B Preferred Units or Series A Preferred Units, respectively on the same or equivalent terms.

§4.11.              Automatic Conversion.

(a)                                 Subject to and upon the terms and conditions of this Section 4.11, all outstanding Series A Preferred Units and Series B Preferred Units shall automatically convert to Common Units at the election of the Majority Preferred Members, which election shall be made by the Majority Preferred Members acting, consenting or voting separately from all other Members in the manner contemplated under Section 5.5 hereof.  Such automatic conversion shall become effective immediately upon the making of such election by the Majority Preferred Members unless such election shall specify a different effective date and time for such automatic conversion, in which case such automatic conversion shall become effective on the effective date and time specified in such election by the Majority Preferred Members.  At any time prior to the effectiveness of any such automatic conversion, the Majority Preferred Members acting, consenting or voting separately from all other Members in accordance with the provisions of Section 5.5 hereof, may determine to abandon such automatic conversion, in which case such automatic conversion shall immediately be abandoned and not become effective (subject to the right of the Majority Preferred Members to make a future election under this Section 4.11(a) to automatically convert the outstanding Series A Preferred Units and the Series B Preferred Units into Common Units).

(b)                                 Each Member hereby acknowledges and agrees that if such Member is deemed a Defaulting Purchaser (as defined in the Series B Purchase Agreement) and fails to purchase any Units that such Defaulting Purchaser is required to purchase under the Series B Purchase Agreement at the Closing (as defined in the Series B Purchase Agreement) (including, without limitation, any Units that Pfizer is required to purchase at the Closing in the event that the Company exercises its right thereunder), then upon consummation of the Closing, each Preferred Unit held by such Defaulting Purchaser shall, with no further action, approval or consent by the Company or such Defaulting Purchaser, automatically convert into one (1) Common Unit and such Defaulting Purchaser shall automatically and without further action by such Defaulting Purchaser or any other Member or the Company, cease to be a Series A Member or Series B Member, as the case may be, and shall become and thereafter be treated as a Common Member for all purposes of this Agreement.  For clarity, if the Company does not exercise its right to require Pfizer to purchase Units in the Closing, then the Units held by Pfizer shall not be subject to conversion under this Section 4.11(b).

(c)                                  Upon the effectiveness of an automatic conversion pursuant to this Section 4.11, (i) each Series A Preferred Unit and the Series B Preferred Unit,

shall automatically convert into one (1) Common Unit and (ii) each Series A Member or Series B Member, as the case may be, shall, automatically and without further action by such Series A Member or Series B Member, as the case may be, or any other Member or the Company, cease to be a Series A Member or Series B Member, as the case may be, and shall become and thereafter be treated as a Common Member for all purposes of this Agreement.  Following such an automatic conversion pursuant to Section 4.11(a) hereof, there shall be no outstanding Series A Preferred Units and Series B Preferred Units.

(d)                                 As soon as possible after the effectiveness of an automatic conversion pursuant to this Section 4.11, Exhibit A, Exhibit B, Exhibit C and the Member Schedule and the books and records of the Company shall be properly amended or updated to reflect such automatic conversion of the applicable outstanding Series A Preferred Units and/or Series B Preferred Units, into Common Units and that the applicable Series A Members or the Series B Members are no longer Series A Members or Series B Members, as the case may be, but have become Common Members

§4.12.              Conversion to Corporation.  With respect to the Company’s initial public offering, if any, to the extent that such initial public offering has been approved by the Board of Managers and the Majority Preferred Members, the Company shall be converted from a Delaware limited liability company to a Delaware corporation (the “Corporation”) and, in connection with such conversion, each outstanding Unit shall be converted into one share of common stock of the Corporation.  Any such conversion shall become effective immediately prior to the closing of the Company’s initial public offering.  Each Member hereby agrees to take such action as may be reasonably requested by the Board of Managers to effect such conversion in accordance with the provisions of this Section 4.12, including, without limitation, (i) to vote all of the Units owned or held by such Member in support of such conversion and (ii) to execute and deliver all agreements and documents reasonably necessary or requested in connection with such conversion.  In the event that the Company is required to effect an initial public offering pursuant to, and in accordance with, the provisions of Section 2.1 of the Investors’ Rights Agreement, the Board of Managers, the Majority Preferred Members and all other Members shall cause the Company to convert from a Delaware limited liability company to a Delaware corporation pursuant to, and in accordance with, the foregoing provisions of this Section 4.12 prior to the closing of such initial public offering.

ARTICLE V

RIGHTS, POWERS AND DUTIES OF THE MEMBERS

§5.1.                     Powers of Members.  The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement or as otherwise required by the Delaware Act.

§5.2.                     No Management by Members.  Except as otherwise provided herein or as required by the Delaware Act, no Member shall be entitled to take part in the day-to-day management, or the operation or control, of the business and affairs of the Company solely by virtue of such Member’s status as a Member.  Except and only to the extent expressly provided for in this Agreement or the Delaware Act and except and only to the extent expressly delegated, directly or indirectly, by the Board of Managers, no Member or other Person will be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company solely by virtue of such Member’s status as a Member.

§5.3.                     Compensation for Services.  In addition to distributions under this Agreement, the Members shall be entitled to compensation by the Company for services rendered to the Company in their capacities as employees, consultants or agents of the Company (or in any other capacities), subject to the terms and conditions set forth in any agreement or arrangement between the Company and Members.  Such compensation and payments shall be treated as an expense of the Company, and shall not be deemed to constitute a distributive share of the profits of the Company or a distribution or return of capital to any Member.

§5.4.                     Reimbursements.  The Company shall reimburse the Members for all reasonable out-of-pocket expenses that they incur on behalf of the Company if, but only if, incurring such reasonable out-of-pocket expenses on behalf of the Company either was authorized in advance by the Board of Managers or is permitted in accordance with the policies of the Company adopted from time to time by the Board of Managers.  Such reimbursement shall be treated as an expense of the Company, and shall not be deemed to constitute a distributive share of the profits of the Company or a distribution or return of capital to any Member.

§5.5.                     Limited Voting Rights; Manner of Exercising Voting, Approval or Consent Rights.

(a)                                 The Members, the Common Members, the Series A Members, the Series B Members, the Majority Members, the Majority Series A Members, the Majority Series B Members and/or the Majority Preferred Members, as the case may be, shall have no voting, approval or consent rights, except for those matters that this Agreement expressly provides that the vote, approval or consent of the Members, the Common Members, the Series A Members, the Series B Members, the Majority Members, the Majority Series A Members, the Majority Series B Members and/or the Majority Preferred Members, as the case may be, shall be permitted or required.

(b)                                 Except to the extent otherwise expressly provided in this Agreement or under applicable law, the Series A Members, the Series B Members and the Common Members shall vote together on all actions, matters and proposals submitted to a vote of the Members.

(c)                                  Subject to the provisions set forth below in this Section 5.5(c), whenever this Agreement provides that the Members or the Majority Members shall be permitted or required to vote on, approve or consent to any action, matter or proposal, such vote, approval or consent shall be solicited, and given, either (i) at a meeting of members of the Company in which all Members present and entitled to vote shall vote together on such action, matter or proposal or (ii) by written consent pursuant to Section 5.11(a) hereof.  Whenever this Agreement provides that the Series A Members and/or the Majority Series A Members shall be permitted or required to vote on, approve or consent to any action, matter or proposal, such vote, approval or consent shall be solicited, and given, either (x) at a meeting of members of the Company in which all Series A Members present and entitled to vote shall vote separately from the Series B Members and Common Members or (y) by written consent pursuant to Section §5.11(c) hereof.  Whenever this Agreement provides that the Series B Members and/or the Majority Series B Members shall be permitted or required to vote on, approve or consent to any action, matter or proposal, such vote, approval or consent shall be solicited, and given, either (A) at a meeting of members of the Company in which all Series B Members present and entitled to vote shall vote separately from the Series A Members and the Common Members or (B) by written consent pursuant to Section §5.11(b) hereof.  Whenever this Agreement provides that the Preferred Members and/or the Majority Preferred Members shall be permitted or required to vote on, approve or consent to any action, matter or proposal, such vote, approval or consent shall be solicited, and given, either (1) at a meeting of members of the Company in which all Preferred Members present and entitled to vote shall vote separately from the Common Members or (2) by written consent pursuant to Section 5.11(c). hereof.  Whenever this Agreement provides that the Common Members and/or the Majority Common Members shall be permitted or required to vote on, approve or consent to any action, matter or proposal, such vote, approval or consent shall be solicited, and given, either (aa) at a meeting of members of the Company in which all Common Members present and entitled to vote shall vote separately from the Series A Members and the Series B Members or (bb) by written consent pursuant to Section §5.11(d) hereof.

§5.6.                     Meetings.  Meetings of all Members, meetings of Preferred Members, meetings of Series A Members, meetings of the Series B Members and meetings of Common Members may be held at such places, within or without Delaware, and at such times as the Board of Managers may from time to time determine. Unless otherwise determined in accordance with the applicable provisions set forth above in this Section 5.6, meetings of all Members, meetings of Preferred Members, meetings of Series A Members, meetings of the Series B Members and meetings of Common Members shall be held at the principal office of the Company.

§5.7.                     Notice of a Meeting.  Written notice of any meeting of all Members, any meeting of all Preferred Members, any meeting of Series A Members, any meeting of Series B Members and any meeting of Common Members shall be given to each Member entitled to vote at such meeting by the CEO, the Secretary, the Treasurer or by any of the Managers at least ten (10) days and not more than sixty (60) days prior to the date of such meeting.  Any notice of a meeting of all Members, of all Preferred

Members, of a meeting of Series A Members, of a meeting of Series B Members and/or of a meeting of Common Members shall specify the purposes of such meeting.  In the event that notice of a meeting of all Members, of a meeting of all Preferred Members, of a meeting of Series A Members, of a meeting of Series B Members and/or of a meeting of Common Members is not duly given to any Member entitled to vote at such meeting, such notice shall be deemed to be waived if such Member participates in such meeting.

§5.8.                     Quorum.  At any meeting of all Members, a majority of those Units that are issued and outstanding and held by those Members entitled to vote at such meeting, whether such Units are represented in person or by proxy at such meeting, shall constitute a quorum. At any meeting of all Preferred Members, a majority of those Preferred Units that are issued and outstanding and held by those Preferred Members entitled to vote at such meeting, whether such Preferred Units are represented in person or by proxy at such meeting, shall constitute a quorum. At any meeting of Series A Members, a majority of those Series A Preferred Units that are issued and outstanding and held by those Series A Members entitled to vote at such meeting, whether such Series A Preferred Units are represented in person or by proxy at such meeting, shall constitute a quorum.  At any meeting of Series B Members, a majority of those Series B Preferred Units that are issued and outstanding and held by those Series B Members entitled to vote at such meeting, whether such Series B Preferred Units are represented in person or by proxy at such meeting, shall constitute a quorum.  At any meeting of Common Members, a majority of those Common Units that are issued and outstanding and held by those Common Members entitled to vote at such meeting, whether such Common Units are represented in person or by proxy at such meeting, shall constitute a quorum.  If there is less than a quorum at any meeting, the meeting may be adjourned without further notice until such time as a quorum is present.

§5.9.                     Number of Votes; Proxies.  Each Member having the right to vote at any meeting of all Members shall be entitled to one vote for each Unit held by it and entitled to be voted at such meeting.  Each Preferred Member having the right to vote at any meeting of all Preferred Members shall be entitled to one vote for each Preferred Unit held by it and entitled to be voted at such meeting.  Each Series A Member having the right to vote at any meeting of Series A Members shall be entitled to one vote for each Series A Preferred Unit held by it and entitled to be voted at such meeting.  Each Series B Member having the right to vote at any meeting of Series B Members shall be entitled to one vote for each Series B Preferred Unit held by it and entitled to be voted at such meeting.  Each Common Member having the right to vote at any meeting of Common Members shall be entitled to one vote for each Common Unit held by it and entitled to be voted at such meeting.  Any Member having the right to vote at any meeting of all Members, at any meeting of all Preferred Members, at any meeting of Series A Members, at any meeting of the Series B Members or at any meeting of Common Members, may vote either in person or by proxy.  A proxy may be granted by a writing executed by the voting Member or, if applicable, its authorized officer, director, employee or agent or by transmission or authorization of transmission of a facsimile, electronic mail message, or other means of electronic transmission to the Person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the Person who will be the holder of the proxy to receive such transmission.  A proxy shall remain valid for three (3) years from the date of its execution unless revoked earlier.

§5.10.              Voting.  At any meeting of all Members at which a quorum is present, the Members entitled to vote at such meeting may take action upon the vote of a majority of those Units that are issued and outstanding and held by those Members entitled to vote at such meeting, whether such Units are represented in person or by proxy at the meeting, unless the vote, consent or approval of a different number or percentage of issued and outstanding Units held by those Members entitled to vote at such meeting is specified by law or by this Agreement (in which case, the vote required under this Section 5.10 shall be the vote of those Members representing at least such different number or percentage of issued and outstanding Units held by those Members entitled to vote at such meeting).  At any meeting of all Preferred Members at which a quorum is present, the Preferred Members entitled to vote at such meeting may take action upon the vote of a majority of those Units that are issued and outstanding and held by those Members entitled to vote at such meeting, whether such Preferred Units are represented in person or by proxy at the meeting, unless the vote, consent or approval of a different number or percentage of issued and outstanding Preferred Units held by those Preferred Members entitled to vote at such meeting is specified by law or by this Agreement (in which case, the vote required under this Section 5.10 shall be the vote of those Preferred Members representing at least such different number or percentage of issued and outstanding Preferred Units held by those Preferred Members entitled to vote at such meeting).  At any meeting of Series A Members at which a quorum is present, the Series A Members entitled to vote at such meeting may take action upon the vote of a majority of those Series A Preferred Units that are issued and outstanding and held by those Series A Members entitled to vote at such meeting, whether such Series A Preferred Units are represented in person or by proxy at the meeting, unless the vote, consent or approval of a different number or percentage of issued and outstanding Series A Preferred Units held by those Series A Members entitled to vote at such meeting is specified by law or by this Agreement (in which case, the vote required under this Section 5.10 shall be the vote of those Series A Members representing at least such different number or percentage of issued and outstanding Series A Preferred Units held by those Series A Members entitled to vote at such meeting).  At any meeting of Series B Members at which a quorum is present, the Series B Members entitled to vote at such meeting may take action upon the vote of a majority of those Series B Preferred Units that are issued and outstanding and held by those Series B Members entitled to vote at such meeting, whether such Series B Preferred Units are represented in person or by proxy at the meeting, unless the vote, consent or approval of a different number or percentage of issued and outstanding Series B Preferred Units held by those Series B Members entitled to vote at such meeting is specified by law or by this Agreement (in which case, the vote required under this Section §5.10 shall be the vote of those Series B Members representing at least such different number or percentage of issued and outstanding Series B Preferred Units held by those Series B Members entitled to vote at such meeting).  At any meeting of Common Members at which a quorum is present, the Common Members entitled to vote at such meeting may take action upon the vote of a majority of those

Common Units that are issued and outstanding and held by those Common Members entitled to vote at such meeting, whether such Common Units are represented in person or by proxy at the meeting, unless the vote, consent or approval of a different number or percentage of issued and outstanding Common Units held by those Common Members entitled to vote at such meeting is specified by law or by this Agreement (in which case, the vote required under this Section 5.10 shall be the vote of those Common Members representing at least such different number or percentage of issued and outstanding Common Units held by those Common Members entitled to vote at such meeting).

§5.11.              Action by Written Consent.

(a)                                 Any action, matter or proposal required or permitted to be voted on, approved or consented to at any meeting of all Members may be voted on, approved or consented to without a meeting and without prior notice if the Majority Members consent to the action in writing and the written consent is filed with the records of the meetings of Members, unless the vote, consent or approval of Members representing a different number or percentage of issued and outstanding Units held by the Members is specified by law or by this Agreement (in which case, the written consent required under this Section 5.11(a) shall be the written consent of those Members representing at least such different number or percentage of issued and outstanding Units held by the Members). Any consent given pursuant to, and in accordance with, the provisions of this Section 5.11(a) (i) may be by facsimile, electronic mail message, or other means of electronic transmission, and (ii) shall be treated for all purposes as a vote at a meeting.  Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing and would have been entitled to vote on the matter if such matter had been submitted to a vote at a meeting of the Members.

(b)                                 Any action, matter or proposal required or permitted to be voted on, approved or consented to at any meeting of the Series A Members may be taken without a meeting and without prior notice if the Majority Series A Members consent to the action in writing and the written consent is filed with the records of the meetings of Series A Members, unless the vote, consent or approval of Series A Members representing a different number or percentage of issued and outstanding Series A Preferred Units held by the Series A Members is specified by law or by this Agreement (in which case, the written consent required under this Section 5.11(b) shall be the written consent of those Series A Members representing at least such different number or percentage of issued and outstanding Series A Preferred Units held by the Series A Members). Any consent given pursuant to, and in accordance with, the provisions of this Section 5.11(b) (i) may be by facsimile, electronic mail message, or other means of electronic transmission, and (ii) shall be treated for all purposes as a vote at a meeting.  Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to those Series A Members who have not consented in writing and would have been entitled to vote on the matter if such matter had been submitted to a vote at a meeting of the Series A Members.

(c)                                  Any action, matter or proposal required or permitted to be voted on, approved or consented to at any meeting of the Series B Members may be taken without a meeting and without prior notice if the Majority Series B Members consent to the action in writing and the written consent is filed with the records of the meetings of Series B Members, unless the vote, consent or approval of Series B Members representing a different number or percentage of issued and outstanding Series B Preferred Units held by the Series B Members is specified by law or by this Agreement (in which case, the written consent required under this Section §5.11(c) shall be the written consent of those Series B Members representing at least such different number or percentage of issued and outstanding Series B Preferred Units held by the Series B Members). Any consent given pursuant to, and in accordance with, the provisions of this Section §5.11(c) (i) may be by facsimile, electronic mail message, or other means of electronic transmission, and (ii) shall be treated for all purposes as a vote at a meeting.  Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to those Series B Members who have not consented in writing and would have been entitled to vote on the matter if such matter had been submitted to a vote at a meeting of the Series B Members.

(d)                                 Any action, matter or proposal required or permitted to be voted on, approved or consented to at any meeting of the Common Members may be taken without a meeting and without prior notice if the Majority Common Members consent to the action in writing and the written consent is filed with the records of the meetings of Common Members, unless the vote, consent or approval of Common Members representing a different number or percentage of issued and outstanding Common Units held by the Common Members is specified by law or by this Agreement (in which case, the written consent required under this Section 5.11(c) shall be the written consent of those Common Members representing at least such different number or percentage of issued and outstanding Common Units held by the Common Members). Any consent given pursuant to, and in accordance with, the provisions of this Section 5.11(c) (i) may be by facsimile, electronic mail message, or other means of electronic transmission, and (ii) shall be treated for all purposes as a vote at a meeting.  Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to those Common Members who have not consented in writing and would have been entitled to vote on the matter if such matter had been submitted to a vote at a meeting of the Common Members.

(e)                                  Any action, matter or proposal required or permitted to be voted on, approved or consented to at any meeting of all Preferred Members may be voted on, approved or consented to without a meeting and without prior notice if the Majority Preferred Members consent to the action in writing and the written consent is filed with the records of the meetings of Preferred Members, unless the vote, consent or approval of Preferred Members representing a different number or percentage of issued and outstanding Preferred Units held by the Preferred Members is specified by law or by this Agreement (in which case, the written consent required under this Section 5.11(a) shall be the written consent of those Preferred Members representing at least such different number or percentage of issued and outstanding Preferred Units held by the Preferred Members). Any consent given pursuant to, and in accordance with, the provisions of this

Section 5.11(a) (i) may be by facsimile, electronic mail message, or other means of electronic transmission, and (ii) shall be treated for all purposes as a vote at a meeting.  Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to those Preferred Members who have not consented in writing and would have been entitled to vote on the matter if such matter had been submitted to a vote at a meeting of the Preferred Members.

§5.12.              Record Date.  For the purpose of determining the Members entitled to notice of or to vote at any meeting of all Members, at any meeting of the Preferred Members, at any meeting of Series A Members, at any meeting of Series B Members and/or at any meeting of Common Members, or at any adjournment of any such meeting, or to express consent to any action in writing without a meeting, or determining the Members entitled to receive payment of any dividend or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of Units or for the purpose of any other lawful action, the Board of Managers may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting, nor more than sixty (60) days prior to any other action.  If no such record date is fixed by the Board of Managers, the record date for determining Members entitled to notice of or to vote at a meeting of all Members, at any meeting of Preferred Members, at any meeting of Series A Members, at any meeting of Series B Members and/or at any meeting of Common Members shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; the record date for determining Members entitled to express consent to action in writing without a meeting, when no prior action by the Board of Managers is necessary, shall be the day on which the first written consent is expressed; and the record date for determining Members for any other purpose shall be at the close of business on the day on which the Board of Managers adopts the resolution relating thereto.  A determination of Members of record entitled to notice of or to vote at any meeting of all Members, at any meeting of Preferred Members, at any meeting of Series A Members, at any meeting of Series B Members and/or at any meeting of Common Members shall apply to any adjournment of such meeting; provided, however, that the Board of Managers may fix a new record date for the adjourned meeting.

§5.13.              Actions Requiring Approval of the Majority Preferred Members.

(a)                                 Notwithstanding anything express or implied elsewhere in this Agreement to the contrary, at any time when Preferred Units are outstanding,  the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other affirmative vote or written consent required by law or this Agreement) the affirmative vote or written consent of the vote of the Majority Preferred Members, voting together as a single class and separately from any and all Common Members, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)                                     liquidate, dissolve or wind-up the business and affairs of the Company, effect any Deemed Liquidation Event, sell, license, lease, transfer or otherwise dispose of all or a substantial portion of the assets of the Company, or consent to any of the foregoing;

(ii)                                  amend, alter or repeal any provision of this Agreement or the Certificate of Formation;

(iii)                               amend or alter the powers, preferences or rights of any series of Preferred Units;

(iv)                              create, or authorize the creation of, or issue or obligate itself to issue any additional class or series of Unit unless the same ranks junior to the Preferred Units with respect to the distribution of assets on the liquidation, dissolution or winding up, or a Deemed Liquidation Event, of the Company or any other distributions, or increase the authorized number of Preferred Units;

(v)                                 purchase or redeem (or permit any Subsidiary to purchase or redeem) or pay or declare any dividends or make any distribution on, any Units of the Company other than (i) dividends or distributions on the Preferred Units as expressly authorized herein, (ii) returns or other distributions payable on the Common Units solely in the form of additional shares of Common Units, (iii) repurchases of units from former employees, officers, managers, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof and (iv) Tax Distributions pursuant to the terms of this Agreement (including but not limited to Section 11.1 hereof);

(vi)                              create, or authorize the creation of, or issue, or authorize the issuance of any debt security or indebtedness for borrowed money, or permit any Subsidiary to take any such action with respect to any debt security or indebtedness for borrowed money, if the aggregate indebtedness of the Company and its Subsidiaries for borrowed money following such action would exceed $500,000 other than equipment leases or bank lines of credit approved by the Board of Managers of the Company, including a majority of the Preferred Managers;

(vii)                           enter into, or authorize the entry into, any contractual obligation, commitment or liability in excess of $500,000;

(viii)                        make any investment inconsistent with an investment and cash management policy approved by the Board of Managers, including a majority of the Preferred Managers;

(ix)                              sell, transfer, assign, license, pledge or encumber any material technology or intellectual property of the Company, other than licenses granted in the ordinary course of business;

(x)                                 amend the terms of, or waive any material rights under, either (i) that certain License Agreement, dated on or about the date of this Agreement, by and between the Company’s subsidiary, Rhythm Pharmaceuticals, Inc. and Ipsen Pharma, S.A.S., or (ii) that certain License Agreement, dated on or about the date of this Agreement, by and between the Company’s subsidiary, Rhythm Metabolic, Inc. and Ipsen Pharma, S.A.S.;

(xi)                              increase the size of any pool of securities of the Company available for award as equity incentives to employees officers, Managers or independent contractors;

(xii)                           increase or decrease the authorized number of Managers constituting the Board of Managers; or

(xiii)                        make any material change in the principal business of the Company.

(b)                                 The items, actions or transactions that require the affirmative vote or written consent of the Majority Preferred Members pursuant to Section 5.13(a) above shall be in addition to any other items, actions or transactions that require the affirmative vote or written consent of the Majority Preferred Members pursuant to any other provisions of this Agreement.

(c)                                  Notwithstanding anything express or implied elsewhere in this Agreement to the contrary, the Company shall cause any Subsidiary not to, either directly or indirectly, do any of the actions set forth in clauses (i) through (xiii) of Section 5.13(a), mutatis mutandis, without (in addition to any other affirmative vote or written consent required by law or this Agreement) the affirmative vote or written consent of the Majority Preferred Members, voting together as a single class and separately from any and all Common Members.

§5.14.              No Fiduciary Duty Of Members to Other Members.  Notwithstanding anything express or implied in this Agreement to the contrary, no Member shall have any fiduciary duties of any kind with respect to any other Member, whether under this Agreement or under applicable law.  Without limiting the generality of the foregoing provisions of this Section 5.14, any Member or Members that hold a majority of the outstanding Units shall not owe any fiduciary duties of any kind with respect to any other Member or Members that hold less than a majority of the outstanding Units, and any such Member or Members that hold such majority of the outstanding Units shall be entitled to exercise all of their rights under this Agreement and under applicable law (including, without limitation, their voting rights with respect to their Units) without regard to the impact that the exercise of such rights may have on any other Member (including, without limitation, all other Members that collectively own or hold less than a majority of the outstanding Units).

ARTICLE VI

DRAG-ALONG RIGHT

§6.1.                     Actions to be Taken.  In the event that the (i) Majority Preferred Members (the “Selling Investors”) and (ii) the Board of Managers (including a majority of the Preferred Managers) approve a Sale of the Company in writing, specifying that this Article VI shall apply to such Sale of the Company, then each Member hereby agrees:

(a)                                 if such Sale of the Company requires approval of the Members, with respect to all Units that such Member owns or over which such Member otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all such Units in favor of, and adopt, such Sale of the Company (together with any related amendment to this Agreement required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b)                                 if such Sale of the Company is pursuant to a transaction described in clause (a) of the definition of Sale of the Company, to sell the same proportion of Units beneficially held by such Member as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Units, and, except as permitted in Section 6.2 below, on the same terms and conditions as the Selling Investors;

(c)                                  to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Article VI, including without limitation executing and delivering instruments of conveyance and transfer (free and clear of impermissible liens, claims and encumbrances), and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, unit certificates duly endorsed for transfer and any similar or related documents;

(d)                                 not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Units owned by such Member or Affiliate in a voting trust or subject any Units to any arrangement or agreement with respect to the voting of such Units, unless specifically requested to do so by the acquiror in connection with such Sale of the Company;

(e)                                  to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company; and

(f)                                  if the consideration to be paid in exchange for the Units pursuant to this Article VI includes any securities and due receipt thereof by any

Member would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Member in lieu thereof, against surrender of the Units which would have otherwise been sold by such Member, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Member would otherwise receive as of the date of the issuance of such securities in exchange for the Units.

§6.2.                     Exceptions.  Notwithstanding the foregoing, a Member will not be required to comply with Section 6.1 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a)                                 any representations and warranties to be made by such Member in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Units, including but not limited to representations and warranties that (i) such Member holds all right, title and interest in and to the Units such Member purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of such Member in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by such Member have been duly executed by such Member and delivered to the acquirer and are enforceable against such Member in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of such Member’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b)                                 such Member shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members);

(c)                                  the liability for indemnification, if any, of such Member in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Members in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Member in connection with such Proposed Sale, except with respect to claims related to fraud and any claim related to breach by such Member of any representation, warranty or covenant made by such Member with respect to itself, the liability for which need not be limited; and

(d)                                 upon the consummation of the Proposed Sale, (i) each holder of each class or series of Units will receive the same form of consideration for their Units of such class or series as is received by other holders in respect of their Units of such same class or series, (ii) each holder of Series A Preferred Units will receive the same amount of consideration per Series A Preferred Unit as is received by other holders in respect of their Series A Preferred Units, (iii) each holder of Series B Preferred Units will receive the same amount of consideration per Series B Preferred Unit as is received by other holders in respect of their Series B Preferred Units, (iv) each holder of Common Units will receive the same amount of consideration per Common Unit as is received by other holders in respect of their Common Units, and, unless the holders of a majority of the Preferred Units elect to receive a lesser amount by written notice given to the Company at least five (5) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Preferred Units and Common Units shall be allocated among them on the basis to which the holders of Preferred Units and the holders of Common Units are entitled in a Sale of the Company in accordance with this Agreement as in effect immediately prior to the Proposed Sale.

(e)                                  Subject to clause (d) requiring the same form of consideration to be available to the holders of any single class or series of Units, if any holders of any class or series of Units are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such class or series of Units will be given the same option; provided, however, that nothing in this Section 6.2(e) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive (including, without limitation, under applicable securities laws) or as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Members.

§6.3.                     Restrictions on Sales of Control of the Company.  No Member shall be a party to any Units Sale unless all holders of the issued and outstanding Preferred Units are allowed to participate in such Units Sale and the consideration received pursuant to such Units Sale is allocated among the parties thereto in the manner specified in this Agreement (as in effect immediately prior to such Units Sale) with respect to a Sale of the Company, unless the Majority Preferred Members elect otherwise by written notice given to the Company at least five (5) days prior to the effective date of the transaction or series of related transactions that constitutes such Units Sale.

ARTICLE VII

WITHDRAWAL OF MEMBER; TRANSFERABILITY OF UNITS

§7.1.                     No Right to Resign; Notice of Withdrawal.

(a)                                 Except as a result of a Transfer of all of a Member’s Units pursuant to, and in accordance with, the provisions of Section 7.3 below, no Member shall have the right to resign as a Member.

(b)                                 Upon the Withdrawal of a Member, such Member or its successor in interest shall immediately send notice of such Withdrawal (the “Withdrawal Notice”) to the Company.

§7.2.                     Interest of Withdrawn Member.

(a)                                 Upon the Withdrawal of a Member, such Withdrawn Member and/or its successor in interest shall cease to be a Member and shall no longer have any rights or privileges of a Member; provided, however, that such Withdrawn Member and/or its successor in interest shall continue to have the right to receive the share of profits, losses, credits and distributions of the Company that such Withdrawn Member would be entitled to receive under this Agreement if the Withdrawal of such Withdrawn Member had not occurred.

(b)                                 Upon the Withdrawal of a Member, Exhibit A, Exhibit B, Exhibit C, the Member Schedule and the books and records of the Company shall be amended, to the extent applicable and appropriate, to reflect that the Withdrawn Member is no longer a Member.

(c)                                  A Withdrawn Member who does desire to make an assignment of its Units shall be subject to all of the provisions of Sections 7.3, 7.4, 7.5 and 7.6 hereof to the same extent and in the same manner as any Member desiring to make an assignment of his, her or its Units.

§7.3.                     Restrictions on Transfer.

(a)                                 To the fullest extent permitted by law, no Member shall have the right to Transfer any or all of such Member’s Units, or any interest therein, to any Person or Persons; provided, however, that (i) a Preferred Member may Transfer any or all of such Preferred Member’s Preferred Units, or any interest therein, to any Person, subject to and upon compliance with the applicable terms and provisions of Sections 7.3(b), 7.4, 7.5 and 7.6 hereof, (ii) a Common Member may Transfer any or all of such Common Member’s Common Units, or any interest therein, to any Related Person of such Common Member, subject to and upon compliance with the applicable terms and provisions of Sections 7.3(b), 7.4, 7.5 and 7.6 hereof, and (iii) a Common Member may Transfer any or all of such Common Member’s Units, or any interest therein, to any other Person with the prior written consent of the Board of Managers (the giving or withholding of which consent shall be within the absolute discretion of the Board of Managers), subject to and upon compliance with the applicable terms and provisions of Sections 7.3(b), 7.4, 7.5 and 7.6 hereof.

(b)                                 Notwithstanding anything in Section 7.3(a) to the contrary, no Member may Transfer any Units, or any interest therein, to any competitor of the Company or any Affiliate of such competitor as determined by the Board of Managers, provided, however, this Section §7.3(b) shall not be deemed to prevent Pfizer. or its assignee from transferring any of its Units to any of its Affiliates.

§7.4.                     Assignor of Units; Assignee of Units.

(a)                                 Any Member who shall assign all of its Units shall cease to be a Member, and shall no longer have any rights or privileges of a Member.  Unless and until the assignee of such Units is admitted as a substituted Member in accordance with Section 7.5 hereof, such assigning Member shall retain the statutory obligations of an assignor member under the Delaware Act.

(b)                                 Upon any assignment made in accordance with Section 7.3 or Section 7.4(c) hereof, there shall be filed with the Company a duly executed original of the instrument or agreement making such assignment, which instrument or agreement must evidence the written acceptance by the assignee of all of the terms and provisions of this Agreement.  Until such an instrument is so filed, the Company need not recognize any such assignment for any purpose.

(c)                                  An assignee of Units who does not become a substituted Member as provided in Section 7.5 hereof and who does desire to make a further assignment of said Units shall be subject to all of the provisions of Sections 7.3, 7.5 and 7.6 hereof and this Section 7.4 to the same extent and in the same manner as any Member desiring to make an assignment of its Units.  Each assignee of Units that does not become a substituted Member as provided in Section 7.5 hereof shall execute such instrument or instruments as shall be required by the Board of Managers to signify its agreement to be bound by all of the provisions of this Agreement that are applicable to assignees of Units who do not become substituted Members as provided in Section 7.5 hereof.

(d)                                 An assignee of Units who does not become a substituted Member as provided in Section 7.5 hereof shall not have any rights or privileges of a Member; provided, however, that such assignee of Units shall continue to have the right to receive the share of profits, losses, credits and distributions of the Company that such assignee of Units would be entitled to receive under this Agreement if such assignee of Units had become a substituted Member pursuant to Section 7.5 below with respect to such Units.

(e)                                  Exhibit A, Exhibit B, Exhibit C, the Member Schedule and the books and records of the Company shall be amended, to the extent appropriate and applicable, to reflect (i) any permitted assignment or transfer of Units in accordance with the provisions of Section 7.3 hereof and this Section 7.4 and (ii) that the assignor of Units in connection with any such permitted assignment or transfer of Units has ceased to be a Series A Member, Series B Member or a Common Member, as the case may be, by virtue of having assigned or transferred all of its Series A Preferred Units, Series B Preferred Units or Common Units, respectively.

§7.5.                     Substituted Members.

(a)                                 Except to the extent otherwise provided in Section 7.5(b) below, (i) no Person that is an assignee of Series A Preferred Units or Series B Preferred Units shall be admitted as a substitute Series A Member or Series B Member, as the case may be, with respect to such Series A Preferred Units or

Series B Preferred Units, as the case may be, without the written consent of the Board of Managers, which consent shall not be unreasonably withheld, and (ii) no Person that is an assignee of Common Units with respect to such Common Units shall be admitted as a substitute Common Member without the written consent of the Board of Managers, which consent shall not be unreasonably withheld.  Any consent may be withheld with good reason by the Board of Managers even if the Board of Managers consented to the transfer by the applicable Member of its Units. Any such written consent by the Board of Managers shall be binding and conclusive without the consent or approval of any Members. If the Board of Managers consents to the admission of an assignee of Series A Preferred Units as a substitute Series A Member in accordance with the foregoing provisions of this Section 7.5(a), then such assignee of Series A Preferred Units shall become a Series A Member and a Member for all purposes of this Agreement with respect to such Series A Preferred Units assigned to such assignee and such assignee of Series B Preferred Units shall become a Series B Member and a Member for all purposes of this Agreement with respect to such Series B Preferred Units assigned to such assignee.  If the Board of Managers consents to the admission of an assignee of Common Units as a substitute Common Member in accordance with the foregoing provisions of this Section 7.5(a), then such assignee of Common Units shall become a Common Member and a Member for all purposes of this Agreement with respect to such Common Units assigned to such assignee.  The failure or refusal by the Board of Managers to permit an assignee of Units to become a substituted Member under this Section 7.5 shall not affect the right of such assignee to receive the share of the profits, losses, credits and distributions of the Company to which its predecessor in interest was entitled with respect to the Units assigned, provided that, if required by this Agreement, the Board of Managers shall have consented to the assignment or other transfer of Units to such assignee pursuant to Section 7.3 hereof.

(b)                                 Notwithstanding anything in Section 7.5(a) expressed or implied to the contrary, in the event that any Member transfers Series A Preferred Units, Series B Units or Common Units, as the case may be, to a Related Person of such Member and such transfer is effected in full compliance with all of the applicable provisions of Section 7.3 and Section 7.4(b) hereof, then such Related Person shall be admitted by the Company as a substitute Series A Member, Substitute Series B Member or substitute Common Member, as the case may be, to the extent of the Series A Preferred Units, Series B Units or Common Units, as the case may be, so transferred, without having to obtain the written consent of the Company, the Board of Managers or any other Member to any such admission.

(c)                                  Upon the admission of an assignee as a substituted Member, Exhibit A, Exhibit B, Exhibit C, the Member Schedule and the books and records of the Company shall be amended, to the extent appropriate and applicable, to reflect the status of such assignee as a substituted Series A Member, Series B Member and/or Common Member.  Each substituted Member shall execute such instrument or instruments as shall be required by the Board of Managers to signify its agreement to be bound by all of the provisions of this Agreement.

§7.6.                     Special Restrictions.  Anything contained in this Agreement (including, without limitation, the foregoing provisions of Sections 7.3, 7.4 and 7.5) expressed or implied to the contrary notwithstanding:

(a)                                 In no event shall any Units be Transferred to a minor (other than by reason of a Member’s death) or to an incompetent.

(b)                                 The Board of Managers may require as a condition of any Transfer of any Units that the transferor furnish the Company with an opinion of counsel satisfactory (both as to such opinion and as to such counsel) to the Company that such Transfer complies with applicable federal and state securities laws.

(c)                                  To the fullest extent permitted by law, any Transfer in contravention of any of the provisions of Sections 7.3, 7.4 and 7.5 hereof and this Section 7.6 shall be void and ineffectual and shall not bind or be recognized by the Company for any purpose.

ARTICLE VIII

MANAGEMENT GENERALLY

§8.1.                     Powers of the Board of Managers of the Company.

(a)                                 Subject to the provisions of this Agreement, including but not limited to Section §5.13(a) hereof, the Company shall be managed generally by a board of managers (the “Board of Managers”), which Board of Managers shall be appointed pursuant to, and in accordance with, the provisions of Section 8.2 hereof.  The Board of Managers may, pursuant to the remaining provisions of this Article VIII, select officers of the Company to carry out specific duties and responsibilities for and on behalf of the Company.  Subject to the provisions of this Agreement, the Board of Managers (A) shall have the same power and authority with respect to the Company, mutatis mutandis, as may be exercised pursuant to the Delaware General Corporation Law by a board of directors of a for profit corporation organized under the laws of the State of Delaware in the absence of any restriction of such power and authority in the certificate of incorporation or bylaws of such corporation and (B) shall have, in addition, all of the powers and authority with respect to the Company that are granted pursuant to this Agreement.  Nothing in this Agreement, including this Section 8.1(a), is intended to confer upon any Member any voting or consent right other than as is expressly set forth in this Agreement.

(b)                                 Without limitation of any other rights and powers granted to it (including, without limitation, the rights and powers granted to the Board of Managers pursuant to Section 8.1(a) above), but subject to any other provisions of this Agreement to the contrary, the Board of Managers shall have the right on behalf of the Company, upon such terms and conditions as it shall deem proper, to take all of the actions, in the name of and on behalf of the Company, set forth in or contemplated by Section 3.2(a) or related or incidental thereto.  Without limiting the generality of the foregoing, but subject to the other provisions of this Agreement, the Board of Managers shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purpose of the Company set forth in Section 3.1 hereof, and to give effect to or administer the provisions of this Agreement, including, but not limited to, the following actions, subject, in each case, to the other provisions of this Agreement:

(i)                                     to establish a record date with respect to all actions to be taken hereunder that require a record date be established, including with respect to allocations and distributions;

(ii)                                  to bring and defend on behalf of the Company actions and proceedings at law or in equity before any court or governmental, administrative or other regulatory agency, or body or commission or otherwise;

(iii)                               to execute all documents or instruments, perform all duties and powers and do all things for and on behalf of the Company in all matters necessary, desirable, convenient or incidental to the purpose of the Company;

(iv)                              to authorize any Person (including, without limitation, any Member) to enter into and perform any document, instrument or agreement on behalf of, and in the name of, the Company;

(v)                                 to approve the employment, dismissal, and pay scales for the CEO, other officers and senior employees;

(vi)                              to authorize the Company to merge with, or consolidate into, or convert into, a corporation, another limited liability company or any other Person;

(vii)                           to designate any other name under which the business of the Company may be conducted upon compliance with all applicable laws;

(viii)                        to designate another registered agent and/or registered office in place of the Company’s initial registered agent and office in Delaware;

(ix)                              to change the location of the Company’s principal office;

(x)                                 to cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable;

(xi)                              to execute, deliver and file, or procure that any officer of the Company will execute, deliver and file, any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business;

(xii)                           to make determinations as to distributions (other than those distributions required by the terms of this Agreement);

(xiii)                        to authorize, create, designate or issue any Unit, any other equity interest in the Company or any security, right, option or warrant convertible into, or exercisable or exchangeable for, any Unit or other equity interest in the Company;

(xiv)                       to admit new Members and determine the Capital Contribution, if any, to be made by any such new Member and the number and type of Units to be issued to any such new Member, and to revise and update (or cause the CEO or his or her designee to revise and update) the Member Schedule and the books and records of the Company accordingly;

(xv)                          to admit any substitute Member, and to revise and update (or cause the CEO or his or her designee to revise and update) the Member Schedule and the books and records of the Company accordingly;

(xvi)                       to make determinations as to allocations of Units so as to avoid the issuance or cancellation of fractional Units;

(xvii)                    to borrow money on behalf of the Company;

(xviii)                 to grant, on behalf of the Company, security interests, liens, charges or other encumbrances on the Company’s assets and properties;

(xix)                       to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, distribute, demolish or dispose of any real or personal property;

(xx)                          to cause the Company to guarantee the obligations of another Person;

(xxi)                       to cause, authorize or permit the Company to enter into, or agree to enter into, any transaction between the Company and any Member or any transaction between the Company and any Related Person of any Member;

(xxii)                    to appoint any independent accountant engaged to audit the Company’s financial statements and to remove any independent accountant that was previously engaged to audit the Company’s financial statements; and

(xxiii)                 take any other action which lawfully may be taken, or which is required to be taken, by a manager under the Delaware Act.

§8.2.                     Board of Managers.

(a)                                Number of Managers.  The number of individuals (each, a “Manager”) which shall constitute the whole Board of Managers shall be seven (7).  Such number of Managers constituting the whole Board of Managers may not be increased or decreased without the consent of the Majority Preferred Members; provided, however, that it is understood that there may be one or more vacancies on the Board of Managers from time to time and that the actual number of Managers serving on the Board of Managers from time to time may be less than seven (7).

(b)                                 Election of Managers.  Each Member agrees to vote, or cause to be voted, all Units owned by such Member, or over which such Member has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each meeting of Members at which an election of managers is held or pursuant to any written consent of the Members, the following persons shall be elected to the Board of Managers:

(i)                       So long as MPM BioVentures V, L.P. (“MPM”) and/or its Affiliates continue to hold at least twenty-five percent (25%) of the aggregate Preferred Units (on an as-converted-to-common basis) issued by the Company to MPM and/or its Affiliates, one (1) person designated by MPM (the “MPM Manager”), which individual shall initially be Vaughn Kailian;

(ii)                    So long as New Enterprise Associates 13, L.P. (“NEA”) and/or its Affiliates continue to hold at least twenty-five percent (25%) of the aggregate Preferred Units (on an as-converted-to-common basis) issued by the Company to NEA and/or its Affiliates, one (1) person designated by NEA (the “NEA Manager”), which individual shall initially be Edward Mathers;

(iii)                 So long as Third Rock Ventures, L.P. (“Third Rock”) and/or its Affiliates continue to hold at least twenty-five percent (25%) of the aggregate Preferred Units (on an as-converted-to-common basis) issued by the Company to Third Rock and/or its Affiliates, one (1) person designated by Third Rock (the “Third Rock Manager”, and together with the MPM Manager and the NEA Manager, the “Preferred Managers”), which individual shall initially be Lou Tartaglia;

(iv)                One (1) person, who shall be an independent industry expert who is not employed by the Company, its subsidiaries or any of the Preferred Members, designated by the Majority Preferred Members, voting together as a single class (the “Additional Independent Manager”). For clarity, the Additional Independent Manager shall not be deemed a “Preferred Manager” for purposes of determining whether a matter has been approved by a majority of the Preferred Managers;

(v)                   One (1) person designated by Sutrepa SAS (the “Ipsen Manager”), which individual shall initially be Christian De La Tour;

(vi)                The Company’s Chief Executive Officer (the “CEO Manager”), which Board seat shall initially be filled by Keith M. Gottesdiener, MD, provided that if for any reason the CEO Manager shall cease to serve as the CEO, each of the Members shall promptly vote their respective Units (i) to remove the former CEO from the Board if such person has not resigned as a member of the Board and (ii) to elect such person’s replacement as CEO as the new CEO Manager; and

(vii)             One (1) individual, who shall not be an employee of the Company or its subsidiaries, who shall be nominated by the other members of the Board and approved by the Majority Members.

(viii)          To the extent that any of clauses (i) through (vii) above shall not be applicable, any Manager who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the Members of the Company entitled to vote thereon in accordance with, and pursuant to, this Agreement.  Nothing in this Section 8.2(b) express or implied shall be construed as creating any liability for, or breach by, any Member or Members in the event that such Member or Members do not exercise their voting rights and voting power with respect to the Units owned or held by them to avoid or fill any vacancy on the Board of Managers with respect to any Manager any such Member or Members is entitled to elect.

(c)                                  Failure to Designate a Board Member.  In the absence of any designation from the Persons or groups with the right to designate a Manager as specified above, the Manager previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

(d)                                 Term.  Each Manager shall hold office until the date that his or her successor is duly elected and qualified in accordance with the provisions of this Agreement or, if earlier, the date of his or her death, Disability, resignation or removal.

(e)                                  Resignation.  Any Manager may resign by delivering his or her written resignation to the Company at its principal office or to the CEO or Secretary of the Company.  Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.  Notwithstanding anything expressed or implied herein to the contrary, the resignation of a Manager shall not in and of itself diminish the rights of any such Manager as a Member of the Company.

(f)                                   Removal of Managers.  Each Member also agrees to vote, or cause to be voted, all Units owned by such Member, or over which such Member has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(i)                       no Manager elected pursuant to Section §8.2(b) of this Agreement may be removed from office unless such removal is directed or approved by the affirmative vote of the Person or group entitled under Section §8.2(b) to designate that Manager;

(ii)                    any vacancies created by the resignation, removal or death of a Manager elected pursuant to Sections §8.2(b) shall be filled pursuant to the provisions of this Section §8.2; and

(iii)                 upon the request of any Person or group entitled to designate a Manager as provided in Section §8.2(b) to remove such Manager, such Manager shall be removed.

(g)                                  All Members agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any Person or group entitled to designate Managers as provided in Section 8.2(b)to call a meeting of Members for the purpose of electing Managers.

(h)                                 No Member, nor any Affiliate of any Member, shall have any liability as a result of designating an individual for election as a Manager for any act or omission by such designated individual in his or her capacity as a Manager, nor shall any Member have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

(i)                                     Regular Meetings.  The Board of Managers shall meet no fewer than six (6) times during each calendar year, unless otherwise agreed by a majority of the Managers on the Board of Managers, including a majority of the Preferred Managers.

(j)                                    Special Meetings.  Special meetings of the Board of Managers may be held at any time and place, within or without Delaware, designated by any Manager or the CEO.

(k)                                 Notice of a Special Meeting.  Notice of any special meeting of the Board of Managers shall be given to each Manager by the CEO, the Secretary, the Treasurer or by any of the Managers. A notice or waiver of notice of a meeting of the Board of Managers need not specify the purposes of the meeting.  If notice is given in person or by telephone, an affidavit of the CEO, Secretary, Treasurer, or Manager who gives such notice that the notice has been duly given shall, in the absence of fraud, be conclusive evidence that such notice was duly given.  In the event that notice of a special meeting of the Board of Managers is not duly given to any Manager, such notice shall be deemed to be waived if such Manager participates in such special meeting.

(l)                                     Remote Participation.  The Board of Managers or members of any committee designated by the Board of Managers may participate in any meeting of the Board of Managers or such committee by means of a telephone conference or similar communications equipment if all persons participating in the meeting can communicate with each other at the same time and participation by such means shall constitute presence in person at a meeting.

(m)                             Quorum.  At any meeting of the Board of Managers, the presence of a majority of the Managers then in office shall constitute a quorum.  If there is less than a quorum, the meeting may be adjourned without further notice until such time as a quorum is present.

(n)                                 Voting.  The Board of Managers may take action at any meeting at which a quorum is present, upon the vote of a majority of the Managers present in person at such meeting.  Each Manager shall have one vote.

(o)                                 Action by Written Consent.  Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all of the Managers consent to the action in writing (which writing may include by transmission of a facsimile, electronic mail message, or other means of electronic transmission) and the written consent is filed with the records of the Board of Managers meetings.  Each such consent shall be treated for all purposes as a vote at a meeting.

(p)                                 Standard of Care.  A Manager in his or her capacity as a member of the Board of Managers shall owe such duty of loyalty and due care to the Company and the Members as is required of a director of a Delaware for profit corporation under the Delaware General Corporation Law in respect of the corporation of which such director is a director and in respect of the stockholders of such corporation.  Every Manager shall discharge his or her duties as a member of the Board of Managers in good faith, with the care an ordinary prudent person in a like position would exercise under similar circumstances, and in a manner he or she reasonably believes to be in the best interests of the Company and its Members.

(q)                                 Managers’ Expenses and Fees.  The parties hereto shall vote and take such other actions as are necessary to ensure that the Company shall promptly reimburse all Managers for all reasonable out-of-pocket costs, including but not limited to reasonable travel expenses, incurred by such Manager in connection with his or her duties as a Manager, and to permit the Company to pay to any such Manager such fees as the Board determines to be appropriate and consistent with the Company’s policies.

(r)                                    Board Committees.  The Board of Managers may, by vote of a majority of the Managers then in office, elect from their number an executive committee or other committees and may by like vote delegate to committees so elected some or all of their powers to the extent permitted by law.  Except as the Board of Managers may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Managers or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided by this Agreement for the Board of Managers.  The Board of Managers shall have the power at any time to fill vacancies in any such committee, to change the membership of any such committee or to discharge any committee of the Board of Managers.  Notwithstanding anything in this Section §8.2(r), at least one (1) Preferred Manager shall be entitled to serve on each committee of the Board.  The Ipsen Manager shall be designated to serve on any committee of the Board that pertains to science, technology or clinical development.

(s)                                   No Right to Act Alone.  No Manager individually shall have the power or authority to bind the Company.  Managers have the power and authority to bind the Company and to manage the business of the Company only when they act together as the Board of Managers in the manner specified in this Agreement.

§8.3.                     Pfizer Board Observer.

(a)                                 Subject to the terms and conditions of this Section §8.3(a), the Company shall allow one (1) person designated by Pfizer Venture Investments to attend all meetings of the Board of Managers and any formal or informal committees of the Board of Managers as an observer (the “Pfizer Board Observer”) for so long as Pfizer Inc. (“Pfizer”) and/or its Affiliates continue to hold at least 1,000,000 Series B Preferred Units (subject to appropriate adjustment in the event of any Unit dividend, Unit split, combination or similar recapitalization affecting such Series B Preferred Units).  The Pfizer Board Observer shall not be a member of the Board of Managers and, therefore, shall not have the right to vote at any meeting of the Board of Managers.

(b)                                 Pfizer hereby agrees to cause the Pfizer Board Observer to hold in confidence and not use or disclose any information provided to or learned by the Pfizer Board Observer in his/her capacity as an observer of the Board of Managers, except (i) that this Section §8.3(b) shall not be deemed to prevent the investment, legal, finance, tax, accounting and audit personnel of Pfizer and its Affiliates from obtaining access to such information relating to the financial condition of the Company solely for the purpose of managing, evaluating and reporting on Pfizer’s investment in the Company and (ii) as otherwise required by law or requested by any governmental, regulatory or other legal authority, provided that the Pfizer Board Observer, Pfizer and its Affiliates will promptly notify the Company of such disclosure and take reasonable steps to minimize the extent of any such required or requested disclosure and seek confidential treatment for the information so disclosed to the extent practicable, and Pfizer shall be responsible and liable for any failure of the Pfizer Board Observer to comply with this obligation.  In addition, at the request of the Company, the Pfizer Board Observer shall execute and deliver a non-disclosure agreement that is, in form and substance, reasonably satisfactory to the Company and not more restrictive than this Section §8.3(b).

(c)                                  Notwithstanding anything express or implied in Section §8.3 hereof to the contrary, the Company and the Board or any committee of the Board shall have the right (i) to exclude the Pfizer Board Observer from any meeting (or any portion of any meeting) of the Board or such committee and/or (ii) to withhold from the Pfizer Board Observer any and all information that is made available to any of the members of the Board of Managers or any such committee, in each case only to the extent that the Board of Managers or such committee makes a good faith reasonable determination that such exclusion or withholding is (x) necessary or prudent in order to preserve the attorney-client privilege and/or (y) necessary or prudent in order to prevent any actual or potential conflict of interest involving the Pfizer Board Observer or Pfizer from arising.  For purposes of this Section §8.3(c), there shall not be deemed to be an actual or potential conflict of interest involving the Pfizer Board Observer or Pfizer with respect to any meeting (or portion of any meeting) of the Board of Managers or any such committee unless the Board of Managers or such committee at such meeting will be discussing or considering (1) any research or development program or product of the Company that is directly competitive with any research or development program that Pfizer, to the knowledge of the Pfizer Board Observer, is pursuing on its own or with third parties or with any product that Pfizer is commercializing on its own or with third parties or (2) any potential or proposed licensing, partnering or acquisition transaction with respect to any research or development program or product of the Company or the Company as a whole involving a competitive bidding process in which Pfizer is one of the bidding parties, and the Board of Managers or such committee shall also have the right to withhold from the Pfizer Board Observer any and all information that is made available to any of the members of the Board of Managers or such committee with respect to any of the matters referred to in the foregoing clauses (1) and (2).  For purposes of this Section §8.3(c) a particular research or development program or product shall not be deemed to be directly competitive with another research or development program or product unless such programs or products are directed to the same biological target.

(d)                                 The Company acknowledges that certain of the Preferred Members are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company.  Nothing in this Agreement, the Right of the Refusal and Co Sale Agreement or the Investors’ Rights Agreement (collectively, the “Transaction Agreements”) shall preclude or in any way restrict the Preferred Members from investing or participating in any particular enterprise, whether or not such enterprise has products or services that compete with those of the Company.  Further, the Company, each Preferred Member, and each Common Member acknowledges and agrees that (i) Pfizer or any of its Affiliates may presently have, or may engage in the future in, internal development programs, or may receive information from third parties that relates to, and may develop and commercialize products independently or in cooperation with such third parties, that are similar to or that are directly or indirectly competitive with, the Company’s development programs, products or services, and (ii) the participation of the Pfizer Board Observer in meetings of the Board of Managers, or the exercise by Pfizer of any rights under this Agreement or any of the Transaction Agreements, shall not in any way preclude or restrict Pfizer from conducting any development program, commercializing any product or service or otherwise engaging in any enterprise, whether or not such development program, product, service or enterprise competes with those of the Company, so long as such activities do not result in, or are the result of, a violation of the confidentiality provisions of this Agreement or any other Transaction Agreement.

§8.4.                     Vote to Increase Authorized Common Units.  Each Member agrees to vote or cause to be voted all Units owned by such Member, or over which such Member has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized Common Units from time to time to ensure that there will be sufficient Common Units available for conversion of all of the Preferred Units outstanding pursuant to Section §4.11.

§8.5.                     Officers.

(a)                                Enumeration.  The officers of the Company shall consist of a CEO, a President, a Treasurer, a Secretary and such other officers with such other titles as the Board of Managers may from time to time determine, including, but not limited to, a Chief Operating Officer, a Controller, and one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries.

(b)                                 Appointment.  The CEO, the President, the Treasurer and the Secretary shall be appointed by and at the discretion of the Board of Managers.  At its discretion, the Board of Managers may, from time to time, choose and appoint other officers of the Company and prescribe the powers and duties thereof or may, from time to time, authorize any officer to appoint subordinate officers and to prescribe the powers and duties thereof.

(c)                                  Qualification.  No officer need be a Manager or Member.  Any two or more offices may be held by the same person.

(d)                                 Tenure.  Except as otherwise provided by law or by this Agreement, officers of the Company shall be appointed to serve until the earliest to occur of their death, Disability, resignation or removal.

(e)                                  Resignation and Removal.  Any officer may resign by delivering his or her written resignation to the Company at its principal office or to the CEO, Secretary, or Board of Managers of the Company. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.  Any officer may be removed at any time, with or without cause, by vote of a majority of the Board of Managers. The Board of Managers may, from time to time, authorize any officer to remove subordinate officers.  Except as the Board of Managers may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his or her resignation or removal, whether his or her compensation be by the week, the month, the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Company.  Notwithstanding anything expressed or implied herein to the contrary, a resignation by or removal of an officer shall not in and of itself diminish the rights of any such officer as a Member of the Company.

(f)                                   Vacancies.  The Board of Managers may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of President, Treasurer and Secretary.  Each such successor shall hold office until he or she dies, is disabled from serving, resigns or is removed.

(g)                                  Salaries.  Officers of the Company shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Managers.

(h)                                 CEO.  The CEO shall be the chief executive officer and head of the Company.  Under the supervision of the Board of Managers, the CEO shall have the general control and management of the Company’s business and affairs, subject, however, to the right of the Board of Managers to confer any specific power, except such as may be by statute exclusively conferred on the CEO, upon any other officer or officers of the Company.  The CEO shall perform and do all acts and things incident to the position of CEO and such other duties as may be assigned to him or her from time to time by the Board of Managers.  The CEO shall preside over meetings of the Board of Managers, unless the Board of Managers has appointed a Chairman of the Board of Managers in which case such Chairman of the Board of Managers shall preside over meetings of the Board of Managers.  In the absence, inability or refusal of any other officer of the Company to act, the CEO shall have and possess all of the powers and discharge or cause to be discharged all of the duties of such other officer.  The CEO shall initially be Keith M. Gottesdiener and he shall continue in such capacity until the earliest to occur of his death, Disability, resignation or removal.

(i)                                     President.  Under the supervision of the CEO, the President shall perform and do all acts and things incident to the position of President and such other duties as may be assigned to him from time to time by the CEO or the Board of Managers.  In addition, in the event that no person is serving in the office of the CEO, the President shall have and possess all of the powers and discharge or cause to be discharged all of the duties of the CEO in accordance with the provisions of Section 8.5(h).  The President shall initially be Bart Henderson and he shall continue in such capacity until the earliest to occur of his death, Disability, resignation or removal.

(j)                                    Vice Presidents.  The Vice Presidents, if any, shall perform such duties on behalf of the Company as may be respectively assigned to them from time to time by the CEO.

(k)                                 Treasurer and Assistant Treasurers.  Unless the Board of Managers otherwise determines, the Treasurer shall be the Chief Financial Officer of the Company.  The Treasurer shall have the care and custody of all the funds and securities of the Company which may come into his hands as Treasurer, and the power and authority to endorse checks, drafts and other instruments for the payment of money for deposit or collection when necessary or proper and to deposit the same to the credit of the Company in such bank or banks or depository as the Board of Managers, or the officers or agents to whom the Board of Managers may delegate such authority, may designate, and he or she may endorse all commercial documents requiring endorsements for or on behalf of the Company.  He or she may sign all receipts and vouchers for the payments made to the Company.  He or she shall render an account of his or her transactions to the Board of Managers as often as the Board of Managers shall require.  He or she shall enter regularly in the books to be kept by him or her for that purpose full and adequate account of all moneys received and paid by him or her on account of the Company.  The Treasurer shall initially be Bart Henderson and he shall continue in such capacity until the earliest to occur of his death, Disability, resignation or removal.  The Assistant Treasurers, if any, shall perform such duties and possess such powers as the Board of Managers, the CEO or the Treasurer may from time to time prescribe.  In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Managers) shall perform the duties and exercise the powers of the Treasurer.

(l)                                     Secretary and Assistant Secretaries.  The Secretary shall keep the minutes of all meetings of the Board of Managers and of the Members and he or she shall attend to the giving and serving of all notices of the Company.  Except as otherwise ordered by the Board of Managers or the executive committee, he or she shall attest the seal of the Company, if any, upon all contracts and instruments executed under such seal.  He or she shall, in general, perform all of the duties of Secretary, subject to the control of the Board of Managers.  The Secretary shall initially be Julio E. Vega and he shall continue in such capacity until the earliest to occur of his death, Disability, resignation or removal.  In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Managers) shall perform the duties and exercise the powers of the Secretary.  The Assistant Secretary shall initially be Bart Henderson and he shall continue in such capacity until the earliest to occur of his death, Disability, resignation or removal. In the absence of the Secretary or any Assistant Secretary at any meeting of Members or the Board of Managers, the person presiding at the meeting shall designate a temporary Secretary to keep a record of the meeting.

(m)                             Standard of Care.  Each officer of the Company shall owe such duty of loyalty and due care to the Company as is required of the equivalent officer of a Delaware for profit corporation under the Delaware General Corporation Law in respect of such corporation.  Every officer of the Company shall discharge his or her duties as an officer of the Company in good faith, with the care an ordinary prudent person in a like position would exercise under similar circumstances, and in a manner he or she reasonably believes to be in the best interests of the Company.

§8.6.                     Reliance by Third Parties.  Any Person dealing with the Company may rely upon a certificate signed by any Manager or any officer appointed pursuant to or in accordance with Section 8.5 hereof as to:

(a)                                 the identity of any Manager, any officer of the Company or any Member;

(b)                                 the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Board of Managers or any officer of the Company or in any other manner germane to the affairs of the Company;

(c)                                  the Persons who are authorized to execute and deliver any agreement, instrument or document of or on behalf of the Company; or

(d)                                 any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

§8.7.                     Reimbursements.  The Company shall reimburse the officers of the Company for all reasonable out-of-pocket expenses that they incur on behalf of the

Company in accordance with the policies of the Company adopted from time to time by the Board of Managers.  Such reimbursement shall be treated as an expense of the Company, and shall not be deemed to constitute a distributive share of the profits of the Company or a distribution or return of capital to any officer that is also a Member.

§8.8.                     Transactions with Affiliates.  Subject to any other provision of this Agreement to the contrary, the Company is specifically authorized to engage in transactions from time to time with any Member, any officer of the Company, any Manager, any Related Person of any Member, officer of the Company or Manager, or any officer or manager of any such Related Person.  No contract or transaction between the Company and one or more Member, officer of the Company, Manager, Related Person of any Member, officer of the Company or Manager, or any officer or manager of any such Related Person, or between the Company and any Person in which one or more of the Members, officers of the Company or Managers are managers or officers, or have a financial interest, shall be void solely on account of such relationship, and no such transaction that has been approved by the Board of Managers and, if required, any of the Members shall be voidable.

§8.9.                     No Unrelated Business Taxable Income.  The Managers shall use their best efforts to conduct the affairs of the Company in a manner that does not cause any Tax-Exempt Member or beneficial owner thereof to realize any “unrelated business taxable income” within the meaning of Sections 512 through 514 of the Code or any item of gross income that would be included in determining such Member’s (or beneficial owner’s) unrelated business taxable income.  No Member shall take any action inconsistent with this Section 8.9

§8.10.              No Effectively Connected Income.  The Managers shall use their best efforts to conduct the affairs of the Company in a manner that will not cause any Non-U.S. Member or beneficial owner thereof to deemed to be engaged in a “trade or business within the United States” within the meaning of Section 864 of the Code (including by operation of Section 897 of the Code).  No Member shall take any action inconsistent with this Section 8.10

ARTICLE IX

LIABILITY, EXCULPATION AND INDEMNIFICATION

§9.1.                     Liability.

(a)                                 Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

(b)                                 The Manager’s and each Member’s liability for the debts and obligations of the Company shall be limited as set forth in Section 18-303(a) of the Delaware Act and other applicable law.

§9.2.                     Exculpation.

(a)                                 No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that, notwithstanding the foregoing provisions of this Section 9.2(a), a Covered Person shall be liable for any such loss, damage or claim incurred by the Company or any other Covered Person by reason of (i) such Covered Person’s bad faith, willful misconduct, knowing violation of law, material violation of this Agreement or breach of fiduciary duty of loyalty, or (ii)  any transaction from which such Covered Person derived an improper personal benefit.

(b)                                 A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

§9.3.                     Duties and Liabilities of Covered Persons.  To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

§9.4.                     Indemnification.  To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company in good faith after exercising the degree of care that an ordinary prudent person in a like position would exercise under similar circumstances and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement and in the best interests of the Company, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of any act or omission that constituted gross negligence, willful misconduct, breach of fiduciary duty of loyalty or a material violation of this

Agreement; provided, however, that any indemnity under this Section 9.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.  The Company may, from time to time, enter into separate indemnity agreements with any of the Covered Persons or certain other parties.

§9.5.                     Expenses.  To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 9.4 hereof.

§9.6.                     Insurance.  The Company shall purchase and maintain insurance, to the extent and in such amounts as the Board of Managers shall deem reasonable, on behalf of Covered Persons and such other Persons as the Board of Managers shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.  The Company may enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 9.5 hereof and containing such other procedures regarding indemnification as are appropriate.

ARTICLE X

ALLOCATIONS

§10.1.              Allocations in General. Subject to the provisions of this Article X and to the provisions of Section 14.3(b) hereof, all items of income, expense, gain, loss and credit of the Company included in the definition of “Net Income” and “Net Loss” shall be allocated among the Members as follows:

(a)                                 Net Income for any period shall be allocated

(1)                                 first, in the reverse order of prior allocations of Net Loss, if any, under Section 10.1(b)(4), 10.1(b)(3) and 10.1(b)(2), respectively, to the extent such allocations of Net Loss have not previously been taken into account under this Section 10.1(a)(1),

(2)                                 second, to the Series B Members, in proportion to, but only to the extent of, the Series B Preferred Return allocable to their respective Series B Preferred Units (net of any prior allocations of Net Income under this Section 10.1(a)(2), but only to the extent such prior allocations have not been reversed under Section 10.1(b)(1));

(3)                                 third, to the Series A Members, in proportion to, but only to the extent of, the Series A Preferred Return allocable to their respective Series A Preferred Units (net of any prior allocations of Net Income under this Section 10.1(a)(3), but only to the extent such prior allocations have not been reversed under Section 10.1(b)(1)), and

(4)                                 fourth, pro rata among the Members based on the number of Units held by each;

(b)                                 Net Loss for any period shall be allocated

(1)                                 first, in the reverse order of prior allocations, if any, of Net Income under Sections 10.1(a)(4), 10.1(a)(3) and 10.1(a)(2) to the extent such allocations of Net Income have not previously been taken into account under this Section 10.1(b)(1),

(2)                                 second, pro rata among the Series A Members in proportion to their positive Economic Capital Accounts,

(3)                                 third, pro rata among the Series B Members in proportion to their positive Economic Capital Accounts, and

(4)                                 fourth, pro rata among the Members based on the number of Units held by each;

(c)                                  credits for any period shall be allocated in proportion to the allocation of the respective items of income or deduction giving rise to such credits; and

(d)                                 notwithstanding subsections (a) and (b), items of gross income and expense (computed with the adjustments set forth in the definition of “Net Income” and “Net Loss”) for any period in which there is a Sale of the Company shall be allocated so that, as nearly as possible, the Capital Account of each Member immediately prior to any distribution pursuant to Section 11.3 or Section §14.3(b) is equal to the amount distributable to such Member pursuant to Section 11.3 or Section §14.3(b).

§10.2.              Special Allocations Where Common Members Are Admitted with Deferred Initial Capital Contributions.  Notwithstanding Section 10.1, all items that would otherwise be allocated pursuant to the provisions of Section 10.1 in respect of Common Units with respect to which there is a Deferred Initial Capital Contribution (“Deferred Contribution Common Units”) shall be reallocated in accordance with the applicable provisions of Sections 10.1 as if the Deferred Contribution Common Units were not outstanding, until the total net income so reallocated with respect to a Deferred Contribution Common Unit is equal to the amount of the Deferred Initial Capital Contribution with respect to such Deferred Contribution Common Unit.  If for any period the total net income that would be allocated in respect of a Deferred Contribution Common Unit, but for the provisions of this Section 10.2, exceeds the amount to be reallocated with respect to such Deferred Contribution Common Unit pursuant to this Section 10.2 for such period, the order in which items shall be reallocated shall be as follows: first, a proportionate share (up to 100%) of each item that would otherwise have been allocated with respect to the Deferred Contribution Common Unit pursuant to Section 10.1 hereof; and second, if necessary, a proportionate share of each other item that would otherwise have been allocated with respect to the Deferred Contribution Common Unit under the provisions of this Article X.

§10.3.              Nonrecourse Deductions and Chargebacks.  Notwithstanding any other provision of this Agreement to the contrary, in the event that there is a net decrease in Company Minimum Gain during a Fiscal Year, the Members shall be allocated items of income and gain (computed with the adjustments set forth in the definition of “Net Income” and “Net Loss”) in accordance with Treasury Regulations Section 1.704-2(f).  The preceding sentence is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

§10.4.              Member Nonrecourse Deductions and Chargebacks.  Notwithstanding any other provision of this Agreement to the contrary, any partner nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(i)(1)) shall be allocated to the Member who (in its capacity, directly or indirectly, as lender, guarantor, or otherwise) bears the economic risk of loss with respect to the loan to which such partner nonrecourse deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).  Notwithstanding any other provision of this Agreement, if during a Fiscal Year there is a net decrease in partner nonrecourse debt minimum gain, as that term is defined in Treasury Regulations Section 1.704-2(i)(2), that decrease shall be charged back among the Members in accordance with Treasury Regulations Section 1.704-2(i)(4).  The preceding sentence is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted and applied in a manner consistent therewith.

§10.5.              Qualified Income Offset.  Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes the Member’s Capital Account (decreased by the items set forth in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to be reduced below zero by an amount greater than the Member’s obligation to restore deficits on the dissolution of the Company (including deemed obligations to restore such deficits under Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5)) (such excess, an “Unpermitted Deficit”) shall be allocated items of income and gain (computed with the adjustments set forth in the definition of “Net Income” and “Net Loss”)   in an amount and manner sufficient to eliminate such Unpermitted Deficit as quickly as possible.  This Section 10.5 is intended to comply with the alternate test for economic effect set forth in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.

§10.6.              Limitation on Loss Allocations.  If the allocation of Net Loss to a Member as provided in Section 10.1(b) would create or increase an Unpermitted Deficit for such Member, there shall be allocated to such Member only that amount of Net Loss as will not create or increase an Unpermitted Deficit. The Net Loss that would, in the absence of the preceding sentence, be allocated to such Member shall be reallocated to the other Members in accordance with Section 10.1(b), subject to the limitations of this Section 10.6. Any losses that cannot be allocated to any Member in conformity with the two preceding sentences shall be allocated among the Members based on the number of Units held by each

§10.7.              Section 704(c) and Capital Account Revaluation Allocations.  The Members agree that, to the fullest extent possible with respect to the allocation of depreciation and gain for federal income tax purposes, Section 704(c) of the Code and Treasury Regulations Section 1.704-3(b) shall apply with respect to non-cash property contributed to the Company by any Member.  For purposes hereof, any allocation of income, loss, gain or any item thereof to a Member pursuant to Section 704(c) of the Code shall affect only the Member’s tax basis in the Member’s Company interest and shall not affect the Member’s Capital Account.  In addition to the foregoing, if Company assets are reflected in the Capital Accounts of the Members at a book value that differs from the adjusted tax basis of the assets (e.g., because of a revaluation of the Members’ Capital Accounts under Treasury Regulations § 1.704-1(b)(2)(iv)(f)), allocations of depreciation, amortization, income, gain or loss with respect to such property shall be made among the Members in a manner consistent with the principles of Section 704(c) of the Code, Treasury Regulations Section 1.704-3(b), and this Section 10.7.

§10.8.              Rights of Non-Members to Allocations.  The rights of the Members under this Article X shall be subject to the rights of Withdrawn Members under Section 7.2(a) hereof and to the rights under Section 7.4(d) hereof of assignees of Units who are not admitted as substitute Members pursuant to Section 7.5 hereof.

§10.9.              Offset of Regulatory Allocations.  The allocations set forth in Sections 10.2 through §10.6 (the “Regulatory Allocations”) are intended to comply with certain requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 10.9.  Accordingly, and notwithstanding any other provisions of this Article X (other than the Regulatory Allocations), the Board of Managers shall make such offsetting special allocations of Company income, gain, loss or deduction (computed with the adjustments set forth in the definition of “Net Income” and “Net Loss”)  among the Members (in the same year, and, to the extent necessary, subsequent years) in a manner consistent with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and otherwise as the Board of Managers deems appropriate so that, following such offsetting allocations (including reasonably anticipated allocations that are to be made in future periods (e.g., minimum gain chargebacks)), each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the

Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 10.1.

ARTICLE XI

DISTRIBUTIONS

§11.1.              Tax Distributions.  The Company shall distribute to each Member, within fifteen (15) days after the end of each fiscal quarter of the Company, an amount equal to such Member’s Tax Amount (as estimated in good faith by the Board of Managers) for such fiscal quarter, if such amount is materially greater than zero (each such distribution, a “Tax Distribution”).  If the aggregate Tax Distributions to any Member with respect to any Fiscal Year are determined to be less than such Member’s actual Tax Amount for such Fiscal Year (a “Shortfall Amount”), the Company shall distribute such Shortfall Amount to such Member.  The Company shall use its best efforts to distribute Shortfall Amounts with respect to a Fiscal Year before the 90th day of the next succeeding Fiscal Year, and Shortfall Amounts shall thereafter be treated for all purposes hereunder as Tax Distributions for the Fiscal Year to which they relate.  If the aggregate Tax Distributions to any Member pursuant to this Section 11.1 with respect to any Fiscal Year exceed the Member’s actual Tax Amount (including by reason of such Tax Amount being less than zero), such excess shall be treated as an advance against and shall be deducted from the next succeeding Tax Distributions otherwise payable to such Member until such excess has been fully deducted from such Tax Distributions.  Tax Distributions shall take precedence and priority over all other distributions hereunder; provided, however, that in the event that Available Cash is not sufficient to meet in full the Company’s obligations with respect to any Tax Distribution, Available Cash shall be distributed in proportion to the Company’s obligation to make Tax Distributions. The rights of the Members under this Section 11.1 shall be subject to the provisions of Section 11.4 below.

§11.2.              Distributions of Available Cash.  Within 90 days following the end of each Fiscal Year, (i) the Board of Managers shall determine whether there is any Available Cash and shall also determine, in its sole and absolute discretion, whether all or any portion of such Available Cash should be distributed to the Members (the “Section 11.2 Distributable Amount”) and (ii) subject to the provisions of Section 5.13(a) and Section 11.3 hereof, the Company shall make a cash distribution to the Members equal, in the aggregate, to the Section 11.2 Distributable Amount with respect to such Fiscal Year. The Section 10.2 Distributable Amount for each Fiscal Year of the Company shall be distributed in the following order and priority (unless the Majority Preferred Members elect otherwise by written notice sent to the Company at least five (5) days prior to the distribution date of the Section 11.2 Distributable Amount):

(a)                                 First, to the Series B Members, in proportion to, but only to the extent of, the aggregate Series B Preferred Return accrued and not previously otherwise returned to each Series B Member through and including the date of such distribution;

(b)                                 Second, to the Series B Members, in proportion to, but only to the extent of, their respective Unreturned Capital Contributions;

(c)                                  Third, to the Series A Members, in proportion to, but only to the extent of, the aggregate Series A Preferred Return accrued and not previously otherwise returned to each Series A Member through and including the date of such distribution;

(d)                                 Fourth, to the Series A Members, in proportion to, but only to the extent of, their respective Unreturned Capital Contributions;

(e)                                  Fifth, to the Members, in proportion to, but only to the extent of, their respective positive Economic Capital Accounts; and

(f)                                   Sixth, to the Members, pro rata among them based upon the number of Units held by each.

§11.3.              Distributions of Proceeds In Connection with a Sale of the Company.

(a)                                 Upon consummation of any transaction or series of related transactions that constitutes or constitute a Sale of the Company, the cash, property, assets, rights, securities or other consideration available for distribution to the Members pursuant to such Sale of the Company shall be distributed among the Members in the following order and priority (unless the Majority Preferred Members elect otherwise by written notice sent to the Company at least five (5) days prior to the date of the consummation of such Sale of the Company):

(i)                                     First, to the Series B Members, in proportion to, but only to the extent of, the aggregate Series B Preferred Return accrued and not previously otherwise returned to each Series B Member through and including the date of such distribution;

(ii)                                  Second, to the Series B Members, in proportion to, but only to the extent of, their respective Unreturned Capital Contributions;

(iii)                               Third, to the Series A Members, in proportion to, but only to the extent of, the aggregate Series A Preferred Return accrued and not previously otherwise returned to each Series A Member through and including the date of such distribution;

(iv)                              Fourth, to the Series A Members, in proportion to, but only to the extent of, their respective Unreturned Capital Contributions;

(v)                                 Fifth, to the Members, in proportion to, but only to the extent of, their respective positive Economic Capital Accounts

(vi)                              Sixth, to the Members, pro rata among them based upon the number of Units held by each.

(b)                                 The Company shall not have the power to effect either a merger or consolidation transaction or an asset sale transaction that, in either case, qualifies as a Sale of the Company unless the consideration available for distribution to the Members pursuant to such transaction is allocated among Members in accordance with Section 11.3(a).

(c)                                  In the event of a sale of outstanding Units transaction that qualifies as a Sale of the Company, the Company shall effect a dissolution within ninety days after the consummation of such transaction and the proceeds of such dissolution shall be distributed to the Members pursuant to, and in accordance with, the provisions of Section 11.3(a) hereof instead of Section 14.3(b) hereof.

(d)                                 The amount deemed paid or distributed to the Members pursuant to this Section 11.3 upon any Sale of the Company shall be the cash or the value of the property, rights or securities paid or distributed to the Members by the Company or the acquiring Person.  The value of such property, rights or securities shall be determined in good faith by the Board of Managers (including the Preferred Managers).  To the extent that assets are distributed in kind by the Company pursuant to this Section 11.3 or Section 14.3, the Company shall adjust the Members’ Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the difference between the book value and fair market value of the assets so distributed.

(e)                                  In the event of a Sale of the Company, if any portion of the consideration or other amounts payable to the Members pursuant to this Section 11.3 is placed into escrow and/or is payable to the Members subject to contingencies, the Company shall cause the definitive agreement in connection with such Sale of the Company to provide that (or, in the case of amounts payable by the Company pursuant to Section 11.3(c), the Company shall cause) (a) the portion of such consideration or other amounts that is not placed in escrow and not subject to any contingencies (the “Non-Contingent Payments”) shall be allocated among the Members in accordance with this Section 11.3 as if the Non-Contingent Payments were the only consideration or other payments payable in connection with such sale of the Company or pursuant to Section 11.3(c) and (b) any additional consideration or other payments which become payable to the Members upon release from escrow or satisfaction of contingencies shall be allocated among the Members in accordance with this Section 11.3 after taking into account the payment of the Non-Contingent Payments as part of the same transaction.

§11.4.              Limitations on Distributions.

(a)                                 The provisions of Section 11.2 shall not apply to any distributions to Members of proceeds from the Sale of the Company or to any distributions to Members pursuant to Section 14.3 hereof.

(b)                                 Tax Distributions to a Member shall be treated as an advance against and, subject to the definition of Unreturned Capital Contributions, shall reduce any distributions to which the Member would otherwise be entitled pursuant to Section

11.2, Section 11.3 or Section 14.3, except to the extent that such Tax Distributions have already been taken into account under this Section 11.4(b).

(c)                                  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member in respect of such Member’s ownership of Units if such distribution would violate the Delaware Act or other applicable law.

(d)                                 The rights of the Members under this Article XI shall be subject to the rights of Withdrawn Members under Section 7.2(a) hereof and to the rights under Section 7.4(d) hereof of assignees of Units who are not admitted as substitute Members pursuant to Section 7.5 hereof.

§11.5.              Employment.  In addition to distributions otherwise described herein, the Members shall be entitled to be compensated by the Company for services rendered to the Company in their capacities as officers or employees of or consultants to the Company, pursuant to and in accordance with such Members’ respective employment or consulting arrangements.

§11.6.              Withholding.  The Company is authorized to withhold from distributions or other payments to a Member, or with respect to allocations to a Member, and to pay over to a governmental authority, any amounts required to be withheld pursuant to the Code or any provision of any other applicable law. Any amounts so withheld shall be treated as distributed to such Member pursuant to this Article XI for all purposes of this Agreement at the time it is paid to that governmental authority and shall be applied against and shall reduce the amount of the applicable and/or the next distributions to which the Member would otherwise be entitled pursuant to this Article XI.

ARTICLE XII

BOOKS AND RECORDS

§12.1.              Books, Records and Financial Statements.

(a)                                 At all times during the continuance of the Company, the Company shall maintain, at its principal office, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement.  Such books of account, together with a copy of this Agreement, the Certificate and the Member Schedule, shall at all times be maintained at the principal office of the Company and shall be open to inspection and examination at reasonable times by each Manager.  The Board of Managers shall have the right to keep confidential from the Members, for such period of time as the Board of Managers deems reasonable, any information which the Board of Managers reasonably believes to be in the nature of trade secrets or other information the disclosure of which the

Board of Managers in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by law or agreement with a third party to keep confidential.  Without limiting the generality of the immediately preceding sentence and subject to the immediately succeeding sentence, no Member shall have the right to review, have access to, or have a copy of, the Member Schedule or all or any portion of the books and records of the Company that set forth information that is specific to other Members (including, without limitation, the number of Units owned or held by such other Members).  Only the Board of Managers, the CEO and those officers that the Board of Managers or the CEO designate, and any Preferred Member upon a request in writing shall have access to the Member Schedule and the books and records of the Company that set forth information that is specific to other Members (including, without limitation, the number of Units owned or held by such other Members).  Upon the request by any Member, at any time and from time to time, the Company shall promptly provide such Member with (i) the number of Units held by such Member, (ii) such Member’s Capital Contribution and Capital Account, (iii) the total number of Units issued and outstanding and/or reserved for issuance by the Company and (iv) the percentage that the total number of Units held by such Member represents out of the total number of Units referred to in the foregoing clause (iii).

(b)                                 The Company’s Treasurer (or such other officer as shall be designated from time to time by the Board of Managers) shall prepare and maintain, or cause to be prepared and maintained, the books of account of the Company.  The following financial information, which need not be examined and certified to by an independent certified public accountant, shall be transmitted to each Member on an annual and quarterly basis:

(i)                                     a statement of such Member’s Capital Account as of the close of such period, and changes therein during such period; and

(ii)                                  a statement indicating such Member’s share of each item of Company income, gain, loss, deduction or credit for such period for income tax purposes.

§12.2.              Accounting Method.  For tax reporting purposes and for purposes of determining profits and losses of the Company, the books and records of the Company shall be kept on the accrual method applied in a consistent manner and shall reflect all Company transactions and be appropriate for the Company’s business.  For financial reporting purposes, the books and records of the Company shall be kept on the accrual method applied in a consistent manner and shall reflect all Company transactions and be appropriate for the Company’s business.

§12.3.              Audit.  At any time as the Board of Managers in its discretion may direct, the financial statements of the Company shall be audited by an independent accountant appointed by the Board of Managers; and the results of each such audit shall be accompanied by a written report of such independent accountant containing his, her or its opinion thereon.  The cost of all such audits shall be an expense of the Company.  A copy of any such audited financial statements and of the independent accountant’s report thereon shall be made available for inspection by any Member on request.  For purposes of any such audit, the independent accountant appointed by the Board of Managers shall be given complete access to the books and records of the Company; and the Company’s Treasurer (and all other appropriate Company personnel) shall cooperate fully with such independent accountant in the course of such audit as and to the extent such independent accountant shall request.

ARTICLE XIII

TAX MATTERS

§13.1.              Tax Matters Member.

(a)                                 The “tax matters partner” of the Company for purposes of §6231(a)(7) of the Code shall be the Treasurer of the Company, so long as the Treasurer is a Member of the Company, (the “Tax Matters Member”).  The Tax Matters Member and shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes.  If the Tax Matters Member Withdraws from the Company as a result of a Transfer or otherwise ceases to be the Tax Matters Member, a new Tax Matters Member shall be designated by the Board of Managers.

(b)                                 The Tax Matters Member shall take such action as may be necessary to cause, to the extent possible, each Member to become a “notice partner” within the meaning of Section 6223 of the Code and shall, within ten (10) days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, mail a copy of such notice to each Member.

(c)                                  The Tax Matters Member will take no action without the authorization of the Board of Managers, other than such action as may be required by applicable law, and will take such actions as the Board of Managers may authorize and direct.  Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, will be paid by the Company.

§13.2.              Tax Returns.  The appropriate officer(s) of the Company will cause to be prepared and filed all necessary federal, state and local income tax returns for the Company and shall use best efforts to deliver to the Unit holders the associated Schedules K-1 or similar schedules for state and local income tax purposes within sixty (60) days following the end of the Company’s taxable year.

§13.3.              Section 754 Election.  The Company may, in the sole discretion of the Board of Managers, make an election in accordance with §754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of §734 of the Code, and in the case of a transfer of a Company interest within the meaning of §743 of the Code.  Each Member shall, upon request of the officer(s) of the Company responsible for preparation of tax returns under Section 13.2, supply the information necessary to give effect to such election.

§13.4.              Safe Harbor Election.

(a)                                 The Tax Matters Member is hereby authorized and directed to cause the Company to make an election to value all Compensatory Units (which for purposes of this Section 13.4 only shall include any Interests other than Units issued or granted by the Company as compensation for services) at liquidation value (the “Safe Harbor Election”), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed Treasury Regulations Section 1.83-3(l) and Internal Revenue Service Notice 2005-43 (collectively, the “Proposed Rules”).  The Company shall make any allocations of items of income, gain, deduction, loss or credit (including elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election.

(b)                                 Any such Safe Harbor Election shall be binding on the Company and on all of its Members with respect to all issuances or grants of Compensatory Units thereafter made by the Company while a Safe Harbor Election is in effect.  Unless required by the Proposed Rules or any other applicable rule, a Safe Harbor Election once made may be revoked only by unanimous consent of the Members.

(c)                                  Each Member, by signing this Agreement or by accepting such transfer, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to the Compensatory Units while the Safe Harbor Election remains effective.  The Company shall file all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to issuances or grants of Compensatory Units by the Company.  Each Member agrees to cooperate with the Tax Matters Member to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the Tax Matters Member, and no transfer, assignment or other disposition of any Interest shall be effective unless prior to such transfer, assignment or disposition the transferee, assignee or intended recipient of such Interest shall have agreed in writing to be bound by the provisions of this Section 13.4 in form satisfactory to the Tax Matters Member.

(d)                                 The Tax Matters Member is hereby authorized and empowered, without further vote or action of the Members, to amend this Agreement as necessary to comply with the Proposed Rules or any rule, in order to provide for a Safe Harbor Election and the ability to maintain the same, and shall have the authority to execute any such amendment by and on behalf of each Member.  Any undertakings by the Members necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and to the extent so reflected in such amendments shall be binding on each Member, respectively, provided, that such amendments are not reasonably likely to have a material adverse effect on the rights and obligations of those Members.

§13.5.              Taxation of Company.  It is intended that the Company initially be treated as a partnership for U.S. federal income tax purposes.  The Company shall not elect to be treated as an association taxable as a corporation under the Code, and no Member shall make any election or take any action that might reasonably cause the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes, except that the Board of Managers (including the majority of the Preferred Managers) may in its discretion cause the Company to elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes and upon such election the Tax Matters Member is hereby authorized and empowered, without further vote or action of the Members, to amend this Agreement to conform to such treatment.

ARTICLE XIV

DISSOLUTION, LIQUIDATION AND TERMINATION

§14.1.              Dissolution.  The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a)                                 the entry of a decree of judicial dissolution under the Delaware Act;

(b)                                 the date on which the affirmative vote or written consent of the Board of Managers, the Majority Preferred Members and the Majority Members shall have been obtained authorizing the dissolution of the Company; or

(c)                                  the last remaining Member ceases to be a member of the Company unless the Company is continued without dissolution in accordance with the Delaware Act.

§14.2.              Notice of Dissolution.  Upon the dissolution of the Company, the Board of Managers shall promptly notify all of the Members of such dissolution.

§14.3.              Liquidation.

(a)                                 General.  Upon dissolution of the Company, the Board of Managers or its designee, as liquidating trustee, shall immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation.  The Members shall continue to share profits and losses of the Company during liquidation in the same manner as is applicable before liquidation.

(b)                                 Distribution of Company Assets.  Subject to the provisions of Sections 7.2(a) and 7.4(d) hereof, the proceeds of liquidation as well as all other available assets of the Company, after satisfaction (whether by payment or reasonable provision for payment) of all Tax Distributions and liabilities, indebtedness, accrued compensation owed to employees and consultants of the Company under contractual arrangements or employee benefit plans entered into in the ordinary course of business prior to the Company’s dissolution and other obligations of the Company, shall be distributed to the Members in accordance with the order and priorities set forth under Section 11.3 hereof as if such remaining proceeds of liquidation and other remaining assets of the Company were an amount being distributed pursuant to Section 11.3. The value of any assets of the Company (other than cash) available for distribution pursuant to this Section 14.3(b) shall be determined in good faith by the liquidating trustee.

§14.4.              Termination.  The Company shall terminate when all of the assets of the Company have been distributed in the manner provided for in this Article XIV, and the Certificate shall have been canceled in the manner required by the Delaware Act.

§14.5.              Claims of the Members.  Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE XV

REDEMPTION

§15.1.              Redemption

(a)                                 In the event of a Deemed Liquidation Event, if the Company does not distribute the net proceeds therefrom, together with any other assets of the Company available for distribution to the Preferred Members (the “Available Proceeds”), within ninety (90) days of such event, then within thirty (30) days after the receipt by the Company of a written request from the Majority Preferred Members that all of the then outstanding Preferred Units be redeemed, the Company shall, to the extent it may lawfully do so, redeem in one installment (such payment date being referred to herein as a “Redemption Date”) the then outstanding Preferred Units by paying in cash therefor an amount per Preferred Unit equal to the applicable Original Issue Price plus the applicable Preferred Return (the “Redemption Price”).  If the Available Proceeds are not sufficient to redeem all outstanding Preferred Units, or if the Company does not have sufficient lawfully available funds to effect such redemption, the Company (i) first, shall redeem a pro rata portion of each Preferred Member’s Series B Preferred Units to the fullest extent of such Available Proceeds or lawfully available funds, as applicable, based on the respective amounts which would otherwise be payable in respect of such Series B Preferred Units to be redeemed if the Available Proceeds or legally available funds were sufficient to redeem all such Series B Preferred Units, and shall redeem the remaining Series B Preferred Units to have been redeemed as soon as practicable after the Company has funds legally available therefor and (ii) second, shall redeem a pro rata portion of each Preferred Member’s Series A Preferred Units to the fullest extent of such Available Proceeds or lawfully available funds, as applicable, based on the respective amounts which would otherwise be payable in respect of such Series A Preferred Units to be redeemed if the Available Proceeds or legally available funds were sufficient to redeem all such Series A Preferred Units, and shall redeem the remaining Series A Preferred Units to have been redeemed as soon as practicable after the Company has funds legally available therefor.

(b)                                 On the Redemption Date the applicable Redemption Price of the Preferred Units shall be payable to the order of the Preferred Member owning the Preferred Units being redeemed.  From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of Preferred Units designated for redemption on the Redemption Date as holders of Preferred Units (except the right to receive the applicable Redemption Price without interest) shall cease with respect to such Preferred Units, and such Preferred Units shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.  Preferred Units not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

§16.1.              Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent:

If to the Company, addressed to:

Rhythm Holding Company, LLC
855 Boylston Street, 11th Floor
Boston, MA 02116
Attention: Chief Executive Officer and President
Telephone: (857) 264-4280

and a copy (which shall not constitute notice) to:

Bingham McCutchen LLP
One Federal Street
Boston, MA 02110
Attention: Julio E. Vega, Esq.
Telephone: (617) 951-8901
Telecopier: (617) 951-8736

If to any Member, at the address set forth on the books and records of the Company.

§16.2.              Entire Agreement; Amendments.  This Agreement (and the Series B Financing Documents) constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  Except as expressly provided below in this Section 16.2, no provision of this Agreement shall be amended, supplemented or modified, or the observance of any provision waived, without the written consent of both the Majority Preferred Members and the Majority Members, provided that (i) Section 8.2(b)(i) shall not be amended or waived without the written consent of MPM, (ii) Section 8.2(b)(ii) shall not be amended or waived without the written consent of NEA, (iii) Section 8.2(b)(iii) shall not be amended or waived without the written consent of Third Rock, (iv) Section 8.2(b)(iv) shall not be amended or waived without the written consent of the Majority Preferred Members, (v) Section 8.2(b)(v) shall not be amended or waived without the written consent of Sutrepa SAS and (vi) Section 8.3 shall not be amended or waived without the written consent of Pfizer.  For purposes of clarity, any amendment or modification to Sections §11.2 or §11.3 herein shall apply in the same manner to all Members of the same class or series.  Notwithstanding the foregoing, Exhibit A, Exhibit B, Exhibit C and the Member Schedule may be amended from time to time by the Board of Managers or any officer of the Company for the sole purpose of implementing any amendment or amendments thereto that may be permitted or required pursuant to, and in accordance with, the provisions of this Agreement.

§16.3.              Waivers.  The waiver of any party to this Agreement of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

§16.4.              Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other agreement or instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such agreement or instrument and such invalid or unenforceable provision shall be construed by limiting it to so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

§16.5.              Cumulative Remedies.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.  Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

§16.6.              Binding Effect, Benefits.  This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement shall also be binding upon any Person that is a transferee of any Units owned or held of record or beneficially by a Member on or at any time prior to the date of any such transfer (it being understood that this Agreement shall be binding upon any such Person regardless of whether such Person acquires or has acquired such Units directly from such Member or indirectly from some other transferee of such Member and regardless also of whether such Person becomes or has become a substituted Member pursuant to the provisions of Section 7.5 hereof, or whether or not any express delegation of this Agreement or any obligations hereunder is or has been otherwise effected by the transferor of such Units to such Person).  Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or, as applicable, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

§16.7.              Further Assurances.  Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

§16.8.              Rules of Construction.

(a)                                 The Article and Section headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(b)                                 Words such as herein, hereinafter, hereof and hereunder, refer to this Agreement as a whole and not merely to an article, section, paragraph or clause in which such words appear, unless the context otherwise requires.  References to “Articles,” Sections” and clauses refer to corresponding provisions of this Agreement.  The singular shall include the plural and vice versa, as the context requires, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

§16.9.              Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts made, and entirely performed, within the State of Delaware, and all rights and remedies shall be governed by such laws, to the extent applicable, without regard to principles of conflict of laws.

§16.10.       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[The remainder of the page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as an instrument under seal as of the date first above written.

RHYTHM HOLDING COMPANY, LLC

By:	/s/ Keith M. Gottesdiener
Name: Keith M. Gottesdiener
Title: Chief Executive Officer

MEMBERS

MPM BIOVENTURES V, L.P.
By: MPM BIOVENTURES V GP LLC,
its General Partner
By: MPM BIOVENTURES V LLC,
its Managing Member

By:	/s/ Vaughn Kailian
Name:	Vaughn Kailian
Title:	Member

MPM ASSET MANAGEMENT
INVESTORS BV5 LLC
By: MPM BIOVENTURES V LLC,
its Manager

By:	/s/ Vaughn Kailian
Name:	Vaughn Kailian
Title:	Member

SIGNATURE PAGE TO THE OPERATING AGREEMENT

New Enterprise Associates 13, L.P.
By: NEA Partners 13, L.P., its general partner
By: NEA 13 GP, LTD, its general partner

By:	/s/ Louis S. Citron
Name:	Louis S. Citron
Title:	Chief Legal Officer

NEA Ventures 2009, Limited Partnership

By:	/s/ Pamela J. Clark
Name:	Pamela J. Clark
Title:	Vice President

Third Rock Ventures, L.P.
By: Third Rock Ventures GP, L.P.,
its general partner
By: TRV GP, LLC, its general partner

By:	/s/ Kevin Starr
Name:	Kevin Starr
Title:	Manager

SUTREPA SAS

By:	/s/ Olivier Jochem
Name:	Olivier Jochem
Title:	President

PFIZER INC.

By:	/s/ Barbara Dalton
Name:	Barbara Dalton
Title:	Vice President, Venture Capital Worldwide Business Development

SIGNATURE PAGE TO THE OPERATING AGREEMENT

/s/ Bart Henderson
Bart Henderson

/s/ Michael Culler
Michael Culler

/s/ Lee Kaplan
Lee Kaplan

/s/ Elizabeth Stoner
Elizabeth Stoner

/s/ Cathy Folster
Cathy Folster

/s/ Haley Laken
Haley Laken

/s/ Hillori Connors
Hillori Connors

/s/ Keith Gottesdiener
Keith Gottesdiener

/s/ Lex Van der Ploeg
Lex Van der Ploeg

/s/ Heather Halem
Heather Halem

/s/ Rakesh Datta
Rakesh Datta

/s/ William Chin
William Chin

/s/ John Amatruda
John Amatruda

SIGNATURE PAGE TO THE OPERATING AGREEMENT

EXHIBIT A

Initial Series A Members

Name and Address	Number of Series A Preferred Units being Issued	Capital Contribution
MPM BioVentures V, L.P. c/o MPM Capital LLC 200 Clarendon Street, 54th floor Boston, MA 02116	19,572,961	$11,604,377
MPM Asset Management Investors BV5 LLC c/o MPM Capital LLC 200 Clarendon Street, 54th floor Boston, MA 02116	760,373	$472,431
New Enterprise Associates 13, L.P. c/o New Enterprise Associates 1119 St. Paul Street Baltimore, MD 21202	20,293,333	$11,999,458
NEA Ventures 2009, Limited Partnership c/o New Enterprise Associates 1119 St. Paul Street Baltimore, MD 21202	40,000	$24,853
Third Rock Ventures, L.P. 29 Newbury Street Boston, MA 02116	20,333,333	$11,855,543

EXHIBIT B

Initial Series B Members

Name and Address	Number of Series B Preferred Units Being Issued	Capital Contribution
MPM BioVentures V, L.P. c/o MPM Capital LLC 200 Clarendon Street, 54th floor Boston, MA 02116	8,811,042	$4,658,906
MPM Asset Management Investors BV5 LLC c/o MPM Capital LLC 200 Clarendon Street, 54th floor Boston, MA 02116	342,292	$180,990
New Enterprise Associates 13, L.P. c/o New Enterprise Associates 1119 St. Paul Street Baltimore, MD 21202	22,533,333	$11,685,801
Third Rock Ventures, L.P. 29 Newbury Street Boston, MA 02116	22,533,333	$11,685,801
Pfizer Inc. 235 East 42nd Street New York, NY 10017 Attn: Elaine V. Jones, Ph.D.	8,000,000	$4,071,014
Sutrepa SAS 65, quai Georges Gorse, 92100 Boulogne Billancourt Represented by Mr. Olivier Jochem, President	780,000	$405,215

EXHIBIT C

Initial Common Members

Name and Address	Capital Contribution

MPM BioVentures V, L.P. c/o MPM Capital LLC 200 Clarendon Street, 54th floor Boston, MA 02116	$0
MPM Asset Management Investors BV5 LLC c/o MPM Capital LLC 200 Clarendon Street, 54th floor Boston, MA 02116	$0
New Enterprise Associates 13, L.P. c/o New Enterprise Associates 1119 St. Paul Street Baltimore, MD 21202	$0
Third Rock Ventures, L.P. 29 Newbury Street Boston, MA 02116	$0
Sutrepa SAS 65, quai Georges Gorse, 92100 Boulogne Billancourt Represented by Mr. Olivier Jochem, President	$0
Michael Culler 17 Ledgestone Drive Hopkinton, MA 01748	$0
Bart Henderson 48 Prentiss Lane Belmont, MA 02478	$0
Lee Kaplan 30 Bancroft Road Wellesley, MA 02481	$0
Elizabeth Stoner 215 East Dudley Ave Westfield, NJ 07090	$0
Cathy Folster 30 Parker Avenue Tewksbury, MA01876	$0
Haley Laken 38 Lawrence Street Pepperell, MA 01463	$0
Hillori Connors 156 Salem Road Topsfield, MA 01983	$0

Keith Gottesdiener 900 5th Avenue, Apt. 8C New York, NY 10021	$0
Lex Van der Ploeg 101 Hammond Street Newton, MA 02467	$0
Heather Halem 24 Hyder Street Westborough, MA 01581	$0
Rakesh Datta 147 Brook Street, #1 Brookline, MA 02445	$0
William Chin 25 Gray Street Cambridge, MA 02138	$0
John Amatruda 15 West 81st Street, Suite 15J New York, NY 10024	$0